EXHIBIT 10.9
Confidential Portions omitted and filed separately with the Securities and Exchange
Commission. Bullet points denote omissions.
MASTER CONTRACT LOGISTICS SERVICES AGREEMENT
between
NORTEL NETWORKS LIMITED
and
FLEXTRONICS TELECOM SYSTEMS LIMITED
Dated as of June 29, 2004

TABLE OF CONTENTS

Section 1
SCOPE OF THE RELATIONSHIP		11
1.1	Expectations	11
1.2	Information Access	11
1.3	Commitments and Obligations	12
1.4	Competitiveness	12
1.5	Structure of the Agreement	12
1.6	Term	13

Section 2
GOVERNANCE PROCESS		13
2.1	Transition Planning	13
2.2	Strategic Governance	13
2.3	Operations Governance	14
2.4	Monthly Operations Reviews	14
2.5	Resources for Service Support	14

Section 3
ORDERING AND DELIVERING		15
3.1	Blanket Purchase Orders	15
3.2	Acceptance of Orders	15
3.3	INTENTIONALLY LEFT BLANK	15
3.4	Issuance of Orders via EDI	15

Section 4
RISK OF LOSS		15
4.1	Risk of Loss	15
4.2	Title	15

Section 5
DELIVERY PROCESS		16
5.1	Delivery Method	16
5.2	Packaging, Labelling and Nortel Networks Trade Marks	16

Section 6
MATERIALS MANAGEMENT PROCESS		17
6.1	Delivery Facility	17
6.2	Flextronics Management Services	17
6.3	Warehousing	17
6.4	Management of Third Party Contracts	17

Section 7
CHANGE MANAGEMENT		18
7.1	Joint Change Management Process	18
7.2	New Services	19

Section 8
QUALITY		19
8.1	Performance Metrics and Report Cards	19
8.2	Industry Standards	21
8.3	Source Inspection	22
8.4	Service Quality	22

Section 9
SERVICE COST MANAGEMENT PROCESS		22
9.1	Prices for Services	22
9.2	Payment, Taxes and Duties	23

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9.3	Financial Review and Targets	24
9.4	Forecasting	25
9.5	Audit	25
9.6	Cost Reduction with respect to Services described in Exhibit "1-A"	26
9.7	Cost Reduction with respect to Services described in Exhibit "1-B"	29

Section 10
BUSINESS CONTINUITY		30
10.1	Business Continuity Planning	30

Section 11
WARRANTIES		31
11.1	Services	31
11.2	Return of Orders	32
11.3	General	32

Section 12
INTELLECTUAL PROPERTY RIGHTS AND LICENSES		32
12.1	License to Nortel Company Product Information Granted	32
12.2	Limitations on Grant of License	32
12.3	Flextronics’ Inventions	33
12.4	Flextronics Retains Ownership of Flextronics Proprietary Information	33
12.5	Assignment of Inventions Agreements with Employees	33

Section 13
INDEMNIFICATION		34
13.1	Intellectual Property Indemnification	34
13.2	Other Indemnification	35

Section 14
LIMITATION OF LIABILITY		36

Section 15
COMMUNICATION AND INFORMATION TRANSFER		36
15.1	Transmissions	36
15.2	Access to Nortel Networks Computer Systems by Flextronics	36
15.3	Flextronics Compatibility with Nortel Networks Computer Systems	37

Section 16
EQUIPMENT FURNISHED BY NORTEL NETWORKS		37
16.1	Title to Equipment Furnished by Nortel Networks	37
16.2	Risk, Insurance and Maintenance of Equipment Furnished by Nortel Networks	37
16.3	Tracking of Equipment Furnished by Nortel Networks	38

Section 17
LEGAL AND REGULATORY COMPLIANCE		38

Section 18
INTERNATIONAL TRADE		38
18.1	Exports	38
18.2	Customs Invoice	38
18.3	Duty Drawback and Minimization	39

Section 19
ENVIRONMENTAL POLICIES		40
19.1	Corporate Policy	40
19.2	European Union ("EU") Environmental Directives	40
19.3	Packaging Reusable and Recyclable	41
19.4	Disposal Policies	41

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19.5	Collaborate on Environmental Initiatives	41
19.6	Hazardous Materials	41

Section 20
CONFIDENTIALITY AND PROPRIETARY INFORMATION		41
20.1	Restriction on Disclosure and Use of Confidential Information	41
20.2	Publicity	42

Section 21
INSURANCE		43
21.1	General Liability Insurance	43
21.2	Property and Business Insurance	43
21.3	Certificate of Insurance	43
21.4	Business Continuity	44

Section 22
EXPIRATION OR TERMINATION		44
22.1	Termination	44
22.2	Intentionally left blank	46
22.3	Intentionally left blank	46
22.4	Effect of Expiration or Termination	46

Section 23
TERMINATION ASSISTANCE SERVICES		47
23.1	Scope of Termination Assistance Services.	47
23.2	Limit on Obligation to Provide Termination Assistance Services.	47
23.3	Termination Assistance Period.	47

Section 24
ISSUE RESOLUTION AND ESCALATION PROCESS		48
24.1	Issue Resolution and Escalation Process	48

Section 25
GENERAL PROVISIONS		48
25.1	Access to Facilities	48
25.2	Reporting	48
25.3	Documentation	48
25.4	Audits	48
25.5	Force Majeure	50
25.6	Notices	50
25.7	Independent Contractor	51
25.8	Contractor Responsible for its Contractors	52
25.9	Assignment	52
25.10	Severability	53
25.11	Governing Law	53
25.12	Consent to Jurisdiction	53
25.13	Entire Agreement; Amendments	53
25.14	Construction	54
25.15	Headings	54
25.16	Time of Essence	54
25.17	Agreement by All Contractor Entities	54
25.18	Most Favoured Customer	54
25.19	Language	54
25.20	Counterparts	54

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LOGISTICS EXHIBITS
Exhibit “1-A“Freight, Duty and Delivery Services
Exhibit “1-B“Logistics Operations Services
Exhibit “1-B“Schedule “A” Intentionally Left Blank
Exhibit “1-C“Strategic Logistics Services
Exhibit “2” Performance Metrics & Scorecard
Exhibit “2” Schedule “A” — Service Level Reports
Exhibit “3” Cost Reporting
Exhibit “3” Schedule “A” Cost Reduction Baseline and Measurement (Exhibit “1-A” Services)
Exhibit “3” Schedule “B” Cost Reduction Baseline and Measurement (Exhibit “1-B” Services)
Exhibit “3” Schedule “C” Nortel Networks programs to deliver OCR
Exhibit “3” Schedule “D” Flextronics programs to deliver ICR
Exhibit “4” Managed Contracts
Exhibit “5” Intentionally Left Blank
Exhibit “6” Nortel Networks’ Non-Disclosure Form
Exhibit “6-1“Flextronics’ Non-Disclosure Form
Exhibit “7” Issue Resolution and Escalation Process
Exhibit “8” UK Service Cessation

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Master Contract Logistics Services Agreement
     This Agreement is entered into between Nortel Networks Limited (formerly Nortel Networks Corporation), a Canadian corporation with a place of business at 8200 Dixie Road, Suite 100, Brampton, Ontario (“NNL”) and Flextronics Telecom Systems Limited, a company duly established under the laws of Mauritius, and having its registered office located at Suite 802 St James Court, St Denis Street, Port Louis, Mauritius, executed on June 29, 2004(“Execution Date”). As set out in the Phased Closing Side Letter, dated as of the Execution Date, the Effective Date of this Master Contract Logistics Services Agreement (the “Agreement”) shall be the date that the first Virtual System House Agreement is executed (“Effective Date”). The Parties agree that the terms and conditions of this Agreement shall come into effect for each VSHA executed as such VSHAs are executed (“VSHA Effective Date(s)”).
     WHEREAS NNL is transferring certain telecommunication, product assembly, integration and test activities, and repair activities (including the management or purchasing and other procurement activities and customer order fulfillment activities) to Flextronics pursuant to the Asset Purchase Agreement (the “Operations”).
     WHEREAS Flextronics International Ltd., a company duly established under the laws of Singapore, and having its registered office located at 2 Changi South Lane, Singapore 486123 acting through its Hong Kong branch office with offices at Room 908, Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong and NNL have executed that certain Performance Guarantee dated June 29, 2004;
     WHEREAS NNL wishes Flextronics (in connection with the Operations) to provide NNL certain transportation and logistics services (which services are currently being provided by NNL’s internal staff or by certain third party providers) relating to the material movement of Materials.
     WHEREAS NNL has agreed to purchase and Flextronics has agreed, upon and subject to the terms and conditions set out herein, to provide the services as more particularly defined herein;
     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth (the receipt and sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:
DEFINITIONS
“Affiliate” means individually or collectively:
(a)	a joint venture or other cooperative business enterprise formed between Nortel Networks and one (1) or more persons which are not part of or related to Nortel Networks; and/or

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(b)	a corporation or other legal entity in which Nortel Networks, directly or indirectly, at any time, owns or controls twenty (20%) percent or more of the voting equity shares, or securities convertible into such shares.
“Asset Purchase Agreement” means the agreement between NNL and Flextronics executed on June 29, 2004 pursuant to which Flextronics has purchased certain assets pertaining to the business of NNL and has made offers of employment to certain employees identified therein.
“Assists” means goods and services supplied directly or indirectly, free of charge or at a reduced cost for use in connection with the production of imported goods, such as raw materials, components, parts used incorporated into the imported goods, tools, dies, moulds and other equipment used to produce the finished goods, any materials used to produce the finished goods being imported, engineering, development work, art work, designs, plans, sketches undertaken anywhere other than the country of import.
“Blanket Purchase Order” means an Order for Services which does not set forth a Delivery Date, Shipping Date and/or specific quantities.
“Business Continuity Plan” has the meaning set forth in Section 10.1.
“Business Day” means, for the purposes of dealings between NNL and Flextronics hereunder, any day other than Sunday, or a statutory holiday or otherwise scheduled holiday agreed to in writing by the Parties, on which either of such Parties is closed for business.
“Class A” means items that are brand new and have not been installed in a Customer’s live network.
“Commencement Date” means the VSHA Effective Date for the last of the following System Houses to be transferred: Calgary, Montreal, Monkstown, or Chateaudun; provided that the optical designers in Ottawa and Monkstown and the logistics management and embedded physical repair in St. Laurent and Calgary must have been transferred.
“Competitor” means any company with more than $50 million in revenues from the development or sale of telecom, optical or wireless networking equipment.
“Confidential Information” means all information which can reasonably be considered to be confidential and proprietary, whether transmitted electronically or in written form, relating to the business, operations, processes or technology of either Party or any of its affiliates, which shall include but not be limited to all data, reports, interpretations, financial statements, forecasts and records containing or otherwise reflecting information concerning the Party or any of its affiliates which a Party may receive from the other Party in connection with this Agreement, including Flextronics Proprietary Information, Nortel Company Proprietary Information, business and marketing strategies (including pricing policies, cost and profit information, Customer information, supplier information), product development plans, information relating to the design of equipment or facilities or products, trade secrets, together with other documents, which contain or otherwise reflect information regarding a Party and/or any of its affiliates.

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“Contact Centre” means the point of contact designated by Nortel Networks for its Customers.
“Control and Responsibility” means, for the purposes of Section 8.1.2 [• ].
“Currency Conversion” means a factor used in calculating Price, or any part thereof, for purchases in a currency other than the currency in which Nortel Networks is required to pay Flextronics hereunder, based on a rolling three (3) month window for the exchange of such other currency into such payment currency required from Nortel Networks as published by the Royal Bank of Canada from time to time (the “Exchange Rate”). Currency fluctuations shall be measured when the invoices are produced. If there is a fluctuation of ±5% in the Exchange Rate from the preceding month, the Currency Conversion factor shall be adjusted to reflect the Exchange Rate in the current months invoice.
“Customer” means Nortel Networks’ customers which receive Materials delivered pursuant to the Services provided by Flextronics.
“Delivery Date” means the date when the Materials are to be delivered to the Delivery Location.
“Delivery Facility” means the applicable Flextronics facility from which Materials are shipped at the direction of Flextronics to the Delivery Location.
“Delivery Location” means the location specified in an Order For Materials to which the Materials shall be delivered or to any applicable stocking location.
“Dollar” or “$” means U.S. dollars.
“EDI” means electronic data interchange of information related to Orders.
“Flextronics” means Flextronics Telecom Systems Limited, and any other Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, Flextronics Telecom Systems Limited. For the purposes of this definition, “Control”, including, with its correlative meanings, “Controlled by” and “under common Control with”, has the meaning ascribed thereto in the Canada Business Corporations Act.
“Flextronics Invention” means any innovation, improvement, idea or feature, whether or not patentable or registerable, which is conceived or created in the course of the performance by Flextronics of Services, but shall not include Product Specific Inventions.
“Flextronics Proprietary Information” means information, technology, processes, or other proprietary property, including copyrights, trade secrets, know-how, mask work rights, any waiver to moral rights, patents and/or patent applications in any form or medium developed or acquired by Flextronics or its licensors other than Nortel Networks, but for greater certainty, does not include the following: (i) Nortel Networks Proprietary Information or such information or processes listed above which are derived from Nortel Networks Proprietary Information; (ii) Product Specific Inventions; (iii) Orders for Materials; (iv) Orders and all deliverables resulting from the provision of Services; (v) Nortel Networks Product Information; (vi) property

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furnished by Nortel Networks pursuant to Section 16; and (vii) such information, technology, processes, or other methods developed or arising out of Services funded by Nortel Networks under this Agreement.
“Flextronics System” means all software and systems used by Flextronics in the performance of this Agreement.
“Force Majeure” means all acts or events beyond the reasonable control of a Party. This definition shall not include any act or event that would have been prevented, or the effects of which would have been substantially mitigated, by implementation of a Business Continuity Plan in accordance with best practices in the logistics industry for telecommunications and electronics products by Flextronics as required under Section 10.1, unless Flextronics demonstrates that it has made a good faith effort to implement such a plan. For clarity, the following will be considered an event of Force Majeure: an act of God, act or decree of governmental or military bodies, strike, lock-out, fire, casualty, flood, earthquake, war, epidemic, destruction of logistics facilities, riot, insurrection; provided however a Party’s failure to resolve its own labour difficulties such as strike or lock-out shall only be considered an event of Force Majeure if that Party (i) has included specific action plans related to strikes and lock-outs in its Business Continuity Plan (ii) is in compliance with fair labour practices under the law of the applicable jurisdiction, and (iii) has made commercially reasonable efforts to resolve such labour difficulties.
“Freight and Duty” means the cost of freight and duty in respect of the delivery of Materials from the Delivery Facility to the applicable Delivery Location.
“Government Entity” means any federal, provincial, state, municipal or other governmental authority, domestic or foreign, or any entity exercising executive, legislative, judicial, regulatory or administrative function of government.
“Intellectual Property Rights” means all patents, copyrights, trade secrets and other proprietary rights related to the Nortel Company Product Information.
“Materials” includes both products manufactured by Flextronics pursuant to the MCMSA and material purchased by Flextronics on behalf of Nortel Networks.
“Materials Purchase Price” has the meaning given to the term “Price” in the MCMSA.
“MCMSA” means the Amended and Restated Master Contract Manufacturing Agreement dated June 29, 2004, between NNL and Flextronics with respect to manufacturing services to be provided to Nortel Networks relating to the products specified therein.
“Nortel Company” means NNL or a Subsidiary of NNL.
“Nortel Networks” means NNL or, as applicable, any Nortel Company that has become a Party to this Agreement by issuing an Order, a Blanket Purchase Order or an Order for Materials under this Agreement.

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“Nortel Company Inventory” means Materials held and managed by Flextronics but owned by Nortel Networks.
“Nortel Company Product Information” means all know-how, processes and procedures, product architecture, specifications, designs, design information, drawings, artwork, manufacturing information and data, circuit schematics, stocklists, assembly drawings, drill data, wiring diagrams, functional schematics, piece part drawings (magnetics, sheet metal and cable assembly), tooling and test routines, programs and data, any other information and materials, functional description and technical or business information or data, computer programs, technology, inventions, discoveries, techniques, which may be disclosed orally, visually, in writing, in machine recognizable form or in any other fixed form relating to Materials and required for the delivery of the Services.
“Nortel Company Proprietary Information” means:
a)	Programs;

b)	Nortel Company Product Information;

c)	technology, designs or other information that enjoy issued or pending statutory proprietary protection, including patents, copyrights, waivers of moral rights, mask work rights or integrated circuit topography registrations, industrial design registrations or design patents but not trade-marks or other indicia of origin;

d)	confidential or non public business information including without limitation, ideas, formulae, plans, proposals, designs, schematics, drawings, flow charts, product and process specifications, trade secrets, know how, technical data, algorithms, databases, and technical reports, and customer, marketing and financial information;
embodied in any form or medium and owned or developed by or on behalf of a Nortel Company or acquired from its licensors with rights to disclose or sublicense that pertains to a Nortel Company’s business, including products and their design, manufacture, use and testing, systems, specifications and all deliverables resulting from the Services, and Product Specific Inventions or any Flextronics Proprietary Information.
“Nortel Networks Trade-Marks” mean words, designs, shapes, configurations, guises or brands that serve as indications that the origin of packaging or Materials is Nortel Networks and includes model numbers and product designations as used both internally and externally on the packaging or Materials or in conjunction with their sale or other distribution.
“Operations” means those certain telecommunication, product assembly, integration and test activities and repair activities (including the management or purchasing and other procurement activities and customer order fulfillment activities) that Nortel Networks is transferring to Flextronics pursuant to the Asset Purchase Agreement.

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“Order(s)” means either the “hard copy” document or EDI used by Nortel Networks to order Services under this Agreement. For purposes of this Agreement, a reference to an Order shall include a Blanket Purchase Order.
“Order(s) For Materials” means an order placed by Nortel Networks to Flextronics for the purchase of Materials.
“Order Fulfillment” means the preparation of Materials for shipment, including all applicable documentation, in accordance with the provisions of this Agreement.
“Party” means either Nortel Networks or Flextronics and “Parties” shall mean both Nortel Networks and Flextronics.
“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.
“Price” means the price paid by Nortel Networks to Flextronics with respect to any applicable Services provided under this Agreement, as such amount is defined in Section 9.1.
“Product Specific Inventions” means Flextronics innovations, improvements, ideas or features relating to or incorporated into the Materials, but not including any such innovations, ideas or feature relating solely to the material movement of the Materials.
“Programs” means software used or retained for use in the provision of Services, in whatever form, including that which is ROM resident, listings, flowcharts, logic diagrams, operating instructions, and any other related documentation.
“Replacement Value” means the cost to Nortel Networks of replacing property furnished to Flextronics pursuant to Section 16 of this Agreement.
“SCO” or “Service Change Order” means a direction in the form of a service change order to make a change to Services.
“Service Change Impact Form” means the form to be completed by Flextronics in response to a proposed change to the Services, which form shall contain, at a minimum, an estimate of the time necessary to complete the change and the increase or decrease, if any, in the Price of the relevant Services.
“Service Exhibits” means, collectively, Exhibit “1-A” – Freight, Duty and Delivery Services, Exhibit “1-B” – Logistics Operations Services, and Exhibit “1-C” – Management of Third Party Service Providers.
“Services” means transportation and logistics services (which services are currently being provided by Nortel Networks’ internal staff or by certain third party providers) relating to the material movement of Materials to an applicable Delivery Location, such services as more particularly described in the Service Exhibits.

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“Shared Services Agreement” means the Shared Services Agreement entered into between NNL and Flextronics as of the Effective Time.
“Shipping Date” means the date when Materials are tendered by Flextronics to a carrier at the Delivery Facility for shipment to the Delivery Location.
“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) directly or indirectly owns more than fifty percent (50%) of the issued and outstanding equity securities or securities convertible into such securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
“TDI” means technical data interchange by electronic means.
“Term” has the meaning set forth in Section 1.6.
“Virtual System House Agreement” or “VSHA” has the meaning set forth in the MCMSA.
“Year” means any twelve month period following the Commencement Date or annual anniversary of the Commencement Date.
“Year One” means the twelve months following the Commencement Date.
“Year Two” means the twelve months following the first anniversary of the Commencement Date.
“Year Three” means the twelve months following the second anniversary of the Commencement Date.
“Year Four” means the twelve months following the third anniversary of the Commencement Date.
Section 1
SCOPE OF THE RELATIONSHIP
1.1	Expectations
Nortel Networks and Flextronics will collaborate to provide a variable cost infrastructure to deliver Materials to Customers.
1.2	Information Access
Flextronics will have access to the Nortel Networks Product Information, to the extent it is relevant for the provision of the Services. To enable Flextronics to perform the Services Nortel Networks shall provide relevant information reasonably required by Flextronics.

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1.3	Commitments and Obligations
Nortel Networks shall maintain a central Contact Centre to which Customers shall be instructed to contact Nortel Networks regarding the provision of Services. During the Term of this Agreement, and provided Flextronics is not in material breach of this Agreement, Nortel Networks agrees to purchase from Flextronics [• ].
Flextronics covenants and agrees to perform the Services in accordance with terms of this Agreement and in accordance with Nortel Networks workmanship standards as set out in this Agreement and any Exhibits attached hereto or any more stringent standard indicated herein or mutually agreed to at a later date.
1.4	Competitiveness
If Flextronics fails to remain Competitive with its competitors with respect to the Services, then Nortel Networks may source such Service from another supplier. Notwithstanding the foregoing, Nortel Networks will not transfer the Service if Supplier becomes Competitive within forty-five (45) days from notification by Nortel Networks that Supplier has failed to remain Competitive, as defined below. For the purposes of this Section, “Competitive” means terms and conditions taken as a whole that are more favourable to Nortel Networks, as determined in a “bona fide benchmarking” exercise or as provided in a bona fide quote from a third party considering price, service quality, delivery interval, service commitments, and other criteria identified by Nortel Networks in writing to Flextronics. A “bona fide benchmarking exercise” shall be considered to be one performed by an independent recognized benchmarking firm which is (i) selected by Nortel Networks from those companies which are regularly engaged in the logistics industry, or other consultant as agreed between the Parties, (ii) is not a competitor of Flextronics and (iii) which has executed a non-disclosure agreement reasonably satisfactory to Flextronics. All fees and charges paid to such benchmarking firm shall be borne by Nortel Networks, and such fees and charges shall not be contingent upon reaching a conclusion favourable to Nortel Networks. Each Party shall have the opportunity to advise the benchmarking firm of any information or factors that it deems relevant to the conduct of the benchmarking, with the intention of providing an “apples to apples” comparison, so long as such information is disclosed to the other Party. The benchmarking firm shall provide the written reports and the core data resulting from the benchmarking to both Nortel Networks and Flextronics, including the factors actually used to perform the benchmarking, data on participants and confidence factors related to the accuracy of the data and the benchmarking methodology. Flextronics will be entitled to challenge the accuracy of the results of the benchmarking exercise pursuant to the Issue Resolution and Escalation Process.
1.5	Structure of the Agreement
This Agreement sets out the terms and conditions of the relationship between Nortel Networks and Flextronics and the Services to be performed by Flextronics pursuant to this Agreement and the terms of performance of such Services by Flextronics. Each Order, or Blanket Purchase

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Order issued to Flextronics shall create rights and obligations between the Nortel Company which issues the Order and Flextronics. No Nortel Company shall be liable to Flextronics for performance of any obligation by another Nortel Company arising in connection with this Agreement.
This Agreement shall continue to apply to an Order issued during the Term until all obligations provided for in this Agreement are performed. Notwithstanding that an Order does not refer to this Agreement, any Order issued by a Nortel Company during the Term shall be deemed to have been issued pursuant to this Agreement unless the Parties expressly agree in writing to the contrary. In the event of any conflict or inconsistency between the terms of this Agreement and any other document ancillary or relating thereto, the following order of precedence shall apply, but only to the extent of an express conflict or inconsistency: (1) this Agreement and Exhibits, (2) Order(s), (3) Blanket Purchase Order(s), and (4) Orders for Materials and related schedules as applicable to the particular Delivery Facility.
1.6	Term
This Agreement shall commence on the Effective Date and continue until terminated in accordance with this Agreement (the “Term”). Either Party may deliver a notice for termination for convenience to take effect [• ] following such notice; provided however, that no such notice may be delivered before a date that is [• ] before the fourth anniversary of the Commencement Date.
Section 2
GOVERNANCE PROCESS
2.1	Transition Planning
The Parties will mutually agree to meet to discuss transition planning in respect of the Services as frequently as is required, regarding the delivery of the Services. Such discussions shall consider the terms of any transition implementation plans developed by the Parties.
2.2	Strategic Governance
Nortel Networks and Flextronics shall meet quarterly at a management level to exchange and align business strategies around the following areas:
(a)	Quarterly Business Reviews. The Parties shall conduct quarterly business reviews that are strategic and global in nature, to include but not limited to: consolidated global report card performance, total business and Nortel Networks business trends, key financial indicators, process improvements, significant technology trends and advancements, organizational alignments, cost to market, time to market, foot print, and trends.
(b)	Cost Reduction Opportunities. The Parties shall discuss cost reduction opportunities (in addition to those opportunities previously identified by the Parties), and Flextronics shall identify such opportunities including savings in the areas of transportation management, supply chain optimization, freight, duty and logistics operating costs, warehousing

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rationalization/labour and such other factors as the Parties may determine from time to time.
(c)	Performance Metrics and Report Card. The Parties shall use as a guideline the criteria for performance excellence as set forth in Exhibit “2”.
2.3	Operations Governance
Nortel Networks and Flextronics shall:
(a)	Dedicate business management teams to provide consistent and efficient responses to mutually agreed upon goals and requirements.
(b)	Create a process to communicate about and resolve issues promptly and to drive continuous improvement of the day-to-day operation.
(c)	Comply with all reporting and meeting requirements, including collecting and reporting report card metrics, as provided in Exhibit “2” of this Agreement.
(d)	Upon reasonable advance written notice, provide open book access for Nortel Networks at Flextronics’ premises to resources, documents, records, databases and any other information that is not in violation of any third party agreements of confidentiality and is relevant to Nortel Networks’ cost management, including but not limited to, information relating to “On-going Cost Reduction”, “Incremental Cost Reduction” and continuous improvement, as more fully described in Section 9 and Exhibit of this Agreement. Each Party hereby covenants and agrees that it shall keep confidential all information gathered in the open book process, including not disclosing such information directly or indirectly to any competitor or supplier of the disclosing Party, all subject to the provisions of Section 20. Any breach of the preceding sentence shall be considered to be a material breach of this Agreement.
2.4	Monthly Operations Reviews
Flextronics and Nortel Networks shall conduct monthly operations reviews of the business performance, processes and procedures of both Flextronics and Nortel Networks (i) at each applicable Delivery Facility; (ii) from each Delivery Facility to each applicable region; (iii) by individual region; and (iv) at the Customer level, with the intent to improve the overall supply chain performance. The review shall include, at a minimum, performance measurements of quality, delivery, Customer satisfaction, corrective and preventive actions, costs, capacity, supply constraints, intervals, actual versus forecasted demand, innovations and cost reductions for the Services.
2.5	Resources for Service Support
Throughout the Term of this Agreement, Flextronics shall provide the Services in accordance with the terms of this Agreement. Flextronics shall maintain sufficient resources for the purposes of achieving the strategic management of the Services.

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Section 3
ORDERING AND DELIVERING
3.1	Blanket Purchase Orders
Nortel Networks may issue either; (i) an Order; or (ii) a Blanket Purchase Order to Flextronics for Services. There shall be no minimum Order quantity.
3.2	Acceptance of Orders
Flextronics shall accept any Order issued by Nortel Networks for the Services under this Agreement.
3.3	INTENTIONALLY LEFT BLANK
3.4	Issuance of Orders via EDI
If Nortel Networks uses EDI to issue an Order, such transaction shall be carried out in accordance with the provisions set forth in Exhibit “26” of the MCMSA.
Section 4
RISK OF LOSS
4.1	Risk of Loss
Flextronics shall deliver Materials to the named destination duty unpaid as defined by ICC Incoterms 2000 (“DDU”). For only those countries listed in Exhibit 22 of the MCMSA, Nortel Networks may require Flextronics to deliver Materials to the named destination duty paid as defined by ICC Incoterms 2000 (“DDP”). If Nortel Networks requests a delivery term other than (i) DDU or (ii) DDP to the countries listed in Exhibit 22 of the MCMSA, the Parties shall agree upon this delivery term and written confirmation of this agreement shall govern in the case of a conflict with a delivery term stated on the applicable Order for Materials. Risk of loss will pass to Nortel Networks pursuant to the applicable Incoterms, determined as stated herein, or as otherwise required by Nortel Networks.
If Nortel Networks or a Customer returns Materials, risk of loss, damage or theft for such Materials shall pass to Flextronics when the Materials are delivered to Flextronics’ or Flextronics’ subcontractor’s premises.
4.2	Title
For Orders for Materials that are shipped from Flextronics’ Delivery Facility to a named destination within the same country, title shall pass to Nortel Networks upon delivery to the named destination. For Orders for Materials that are shipped from Flextronics’ Delivery Facility

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to a named destination in a different country, title shall pass to Nortel Networks immediately prior to importation into the country specified in the named destination.
Nortel Networks may make a written request that title pass to it at a point other than as outlined above. Flextronics shall comply with such request provided that the revised transfer point is no later in the delivery process then the relevant points stated above.
For returns that are shipped from Nortel Networks or a Customer to Flextronics’ or Flextronics’ subcontractor’s premises within the same country, title shall pass to Flextronics upon delivery to the agreed upon destination. For returns that are shipped from Nortel Networks or a Customer to Flextronics’ or Flextronics’ subcontractor’s premise in a different country, title shall pass to Flextronics immediately prior to importation into the country specified in the named agreed upon destination.
Section 5
DELIVERY PROCESS
5.1	Delivery Method
Flextronics shall deliver the Materials in the manner set forth in Exhibit “1-A” and Exhibit “1-B”.
5.2	Packaging, Labelling and Nortel Networks Trade Marks
Materials shall be packaged and labeled in accordance with Nortel Networks’ packaging standards as more particularly set forth in Exhibit “1-B” and shall be consistent with the provisions of Section 19.3 of this Agreement. Notwithstanding anything to the contrary in Exhibit “1-B”, Flextronics shall not apply to or display on the packaging, shipping documentation or any other identifiable medium any of Flextronics’ trade-marks or other markings without the express written permission of Nortel Networks, which may be withheld in its absolute discretion. Nothing in this Agreement shall be taken to grant expressly or by implication a license to Flextronics to use Nortel Networks trademarks. To enable Flextronics to comply with these requirements Nortel Networks shall provide information to Flextronics with regard to the current practices and guidelines, as of the Effective Date, in which Materials are to be properly and sufficiently prepared, packed, stowed labeled and/ or marked, and that the preparation, packing, stowage, labeling and marking are appropriate to any operations or transactions affecting the Materials and the characteristics of the Materials in compliance with any statutory regulations or official or recognized standards. Within three months of the Effective Date, Flextronics shall review, and revise as required, all practices and guidelines to ensure Materials are properly and sufficiently prepared, packed, stowed labeled and/ or marked, and that the preparation, packing, stowage, labeling and marking are appropriate to any operations or transactions affecting the Materials and the characteristics of the Materials in compliance with any statutory regulations or official or recognized standards. Nortel Networks shall be obliged to cooperate with Flextronics in order to enable Flextronics to meet the objectives of this Section 5.2.

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Section 6
MATERIALS MANAGEMENT PROCESS
6.1	Delivery Facility
Flextronics shall only deliver Materials from the Delivery Facilities initially agreed to by Flextronics and Nortel Networks, and Flextronics shall not change such Delivery Facilities without Nortel Networks’ prior written consent such consent shall not be unreasonably withheld by Nortel Networks.
6.2	Flextronics Management Services
Flextronics shall perform material and supplier management services and activities consistent with the Services described in the Service Exhibits and any other related services the Parties agree to perform. Notwithstanding the foregoing, Nortel Networks reserves the right to require Flextronics to provide for specific Customer requirements in accordance with Section 1.11 of Exhibit “1-B”.
6.3	Warehousing
Flextronics shall deal with all Materials in accordance with the warehousing standards as set out in Section 1.1 of Exhibit “1-B”.
6.4	Management of Third Party Contracts
Flextronics agrees that pursuant to the terms of the Asset Purchase Agreement, Nortel Networks will assign to it and Flextronics will assume all performance and financial obligations in connection with all contracts or other documented agreements relating to assets, facilities or Services to which Nortel Networks is a party and which contracts or other documented agreements relate to the delivery of the Services. However, this Agreement shall not constitute an agreement to assign any contracts or other documented agreements if any assignment or attempted assignment of the same without the consent of the other party would (i) constitute a breach thereof or otherwise not be permitted under applicable law or environmental law, (ii) increase any obligation of Nortel Networks thereunder, or (iii) create any additional obligation of Nortel Networks thereunder (the “Non-Assignable Contracts”), such Non-Assignable Contracts being those contracts listed in Exhibit “4”. Nortel Networks shall, prior to and after the Effective Date, use its commercially reasonable efforts (it being understood that such efforts shall not include any requirement of Nortel Networks or any of its Affiliates to pay money, commence any litigation, or offer or grant any accommodation, financial or otherwise, to any third party), and Flextronics shall cooperate in all reasonable respects with Nortel Networks to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey any Non-Assignable Contracts to Flextronics. If any such Non-Assignable Contracts are not able to be assigned or transferred (whether because a consent in respect of any Non-Assignable Contracts could not be obtained or otherwise), (i) Nortel Networks shall use its commercially reasonable efforts (it being understood that such efforts shall not include any

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requirement of Nortel Networks or any of its Affiliates to pay money, commence litigation, or offer or grant any accommodation, financial or otherwise, to any third party) to provide or cause to be provided to Flextronics, to the extent permitted by applicable law or environmental law, the benefits of any such Non-Assignable Contracts; (ii) Nortel Networks shall (to the extent Flextronics has undertaken the responsibilities thereunder) promptly pay or cause to be paid to Flextronics all monies received by Nortel Networks or any of its Affiliates with respect to any such Non-Assignable Contracts; (iii) Flextronics shall perform and discharge on behalf of Nortel Networks all of Nortel Networks’ debts, liabilities, obligations or commitments, if any, thereunder, and subject to and in accordance with the provisions thereof; and (iv) Flextronics shall be responsible for directing the third parties in performing the Services. In this circumstance, Flextronics shall be responsible for any additional financial liabilities caused by an error or omission of Flextronics in directing the third parties under the Non-Assignable Contracts. On any Non-Assignable Contract where the third party is unwilling to provide loss and damage coverage at least equivalent to that provided to Nortel Networks under the Non-Assignable Contract, for Materials held by the third party, Flextronics shall be entitled forthwith to transfer the Materials to another site provided that this transfer does not cause a reduction in service or increased costs to Nortel Networks.
6.4.1 Where Nortel Networks has financial obligations in connection with contracts or other documented agreements relating to assets, facilities or Services to which Nortel Networks is a party for the performance of Services contemplated under this Agreement with a third party and in the event that Flextronics pursuant to such contracts or other documented agreements becomes liable to discharge the financial obligations contained therein to any third party due to a mutual decision by the Parties to terminate the relevant contract or other documented agreement, then Nortel Networks shall have an obligation to pay Flextronics a sum equal to the financial obligation required to be discharged by Flextronics. Any sums due and not recovered under this Section may be recovered by Flextronics from Nortel Networks as a debt. The Parties hereby intend that this obligation shall survive the termination of this Agreement and will remain in effect until fulfilled.
Section 7
CHANGE MANAGEMENT
7.1	Joint Change Management Process
Either Party may propose in writing a change to the Services, pursuant to the procedures set out below:
7.1.1	Flextronics Proposal
In the event Flextronics has created a Service Change Order (“SCO”), Nortel Networks shall provide an acknowledgement in writing within ten (10) Business Days as to whether Flextronics is required to prepare and provide Nortel Networks with a SCO Form. If Flextronics is required to prepare and provide Nortel Networks with a SCO Form, Nortel Networks shall, upon receipt of such SCO Form, promptly determine if it will agree to go forward with the change. If Nortel Networks agrees to have the change

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implemented, the Parties shall negotiate any open issues, including additional liability that shall be identified on a revised SCO Form, and set the implementation date. Nortel Networks shall not pay charges unless specifically identified by Flextronics on the SCO Form and agreed to by Nortel Networks within ten (10) Business Days. Flextronics and Nortel Networks shall each pay their own costs associated with the assessment and implementation of the change to the Services. Nortel Networks may not unreasonably withhold consent to a proposed change.
7.1.2	Nortel Networks Proposal
In the event Nortel Networks has created a SCO, Flextronics shall, within ten (10) Business Days of receipt of Nortel Networks’ proposal, respond to such SCO with a Service Change Impact Form that will include but not be limited to information relating to cost and timeline. Upon receipt by Nortel Networks of the Service Change Impact Form, Nortel Networks shall promptly determine if it wishes Flextronics to implement the change. If Nortel Networks requires the change to be implemented, the Parties shall negotiate any open issues, including additional liability that shall be identified on a revised Service Change Impact Form, and set the implementation date. Flextronics shall fully implement the SCO and co-ordinate the activities of Flextronics’ sub-contractors, if necessary for such implementation. Nortel Networks shall not pay charges unless specifically identified by Flextronics on the original or the revised Service Change Impact Form. Flextronics and Nortel Networks shall each pay their own costs associated with the assessment and implementation of the change to the Services.
7.2	New Services
In the event that Nortel Networks desires to have additional services performed that are materially similar to those Services covered by Exhibits 1-A, 1-B and 1-C (collectively, “New Services”), Nortel Networks may in its sole discretion select to (i) perform such New Services itself; or (ii) enter into agreements with third parties to perform such New Services provided that Nortel Networks shall give adequate opportunity to Flextronics to submit a proposal for New Services and provided the proposal is competitive and meets the other stipulated requirements Nortel Networks shall give preference to a proposal from Flextronics for New Services. In the event the Parties have agreed to the provision of a New Service pursuant to the terms of a tender process, the New Service shall become a “Service” and any relevant Schedules shall be updated accordingly.
Section 8
QUALITY
8.1	Performance Metrics and Report Cards
8.1.1	Report Card
Flextronics shall complete report cards, which shall be used as a method to measure against the goals of quality, service and cost and shall deliver such report cards to Nortel Networks on a monthly basis coinciding with the monthly operations reviews provided

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for in Section 2.4. The metrics used to derive the report card scores and the formats for the report cards shall be as set out in Exhibit “2”. Nortel Networks reserves the right to review the report cards and to conduct a joint audit with Flextronics to determine their accuracy.
8.1.2	Breach of Performance Metrics
(i) Breach of Performance Metrics Leading to Termination
The failure of Flextronics to obtain performance results above a Passing Grade on any of the performance metrics (as defined in the report cards as set out in Exhibit “2”) on the Global Report Card in Table 1 of Exhibit “2” or on the Regional Report Card (but only as it relates to North America and Europe, Middle East and Africa regions) in Table 2 of Exhibit “2” with respect to an applicable Service as a result of any act or omission within Flextronics’ Control and Responsibility, [ • ], constitutes a material breach of Flextronics’ obligations under this Agreement. Such a material breach shall entitle Nortel Networks, at its discretion, to terminate this Agreement.
(ii) Breach of Performance Metrics Without Termination
The failure of Flextronics to obtain performance results above a Passing Grade on any of the performance metrics (as defined in the report cards as set out in Exhibit “2”) on the Regional Report Card (but only as it relates to the Caribbean and Latin America, and Asia Pacific regions) in Table 2 of Exhibit “2”, on the Delivery Facility Site Report Card in Table 3 of Exhibit “2”, or on the Delivery Facility Site by Region Report Card in Table 4 of Exhibit “2” with respect to an applicable Service as a result of any act or omission within Flextronics’ Control and Responsibility, [ • ], constitutes a material breach of Flextronics’ obligations under this Agreement. Such a material breach shall entitle Nortel Networks, at its discretion, to perform the relevant Services itself, engage a third party to perform the relevant Services, or direct Flextronics on how specifically the relevant Services should be performed.
8.1.3	Transition Period Performance
Nortel Networks acknowledges that Flextronics’ ability to perform its obligations at the Effective Date under the attached Exhibits is dependent upon Flextronics ability to engage certain Nortel Networks current 3PL providers to continue to perform the Services defined in this Agreement at the metric levels required in Exhibit 2. In addition, as it relates to Class A returns activity, Flextronics’ ability to perform its obligations at the Effective Date is dependent upon Nortel Networks timely transfer of the necessary Nortel Networks’ equipment, information, processes and personnel, to satisfy the requirements set forth in the Exhibit 1-B, Section 1.7.

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Nortel Networks agrees to provide all reasonable assistance to Flextronics including the assignment of certain agreements and, as appropriate, the facilitation of discussions with other third parties that Flextronics desires to engage, to assist Flextronics in gaining the capability to deliver the Services in accordance with the stipulated service levels.
Except where indicated in the relevant Service Exhibit, Flextronics shall be obligated to deliver all of the Services as of the Effective Date, provided however that during the four (4) month period after the Effective Date, Nortel Networks shall not use any breachable metric measured during this 4 month period to terminate this Agreement pursuant to section 8.1.2 of this Agreement for Breach of Performance Metrics unless the breach of the performance metric is solely attributable to an action of Flextronics.
To the extent that during this four month period Flextronics is able to demonstrate that any of the service levels were not achieved prior to the Effective Date, then Flextronics shall be excused from achieving the service level. In this circumstance, the Parties agree to meet and negotiate in good faith a timeline for achieving the service level including any associated cost issues and to amend the relevant Exhibit/s to reflect the agreed resolution.
If subsequent to the agreed timeline to achieve the required service level, Flextronics still cannot achieve the required service level then, notwithstanding the commitments and obligations in Section 1.3 of this Agreement, Nortel Networks shall be permitted to arrange for the Services from another service provider or provide the Service itself until Flextronics is able to reasonably demonstrate that Flextronics can achieve the required service level.
8.2	Industry Standards
If in existence on the Effective Date, Flextronics agrees to maintain the industry standards set out below. If Nortel Networks requires Flextronics to implement an industry standard not certified on the Effective Date, Flextronics will pursue such standard, subject to the mutual agreement of the Parties on the associated costs.
(a)	ISO 14001 and ISO 9001 compliance at Delivery Facilities;

(b)	applicable TL9000 requirements requested by Nortel Networks;

(c)	effective assessments and corrective/preventive actions in respect of processes;

(d)	effective assessments and corrective/preventive actions in respect of quality audits;

(e)	senior management reviews are undertaken to discuss quality across all processes.

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8.3	Source Inspection
Nortel Networks may perform source inspections of means and processes at any Delivery Facility or subcontractor facility (if applicable) whenever Nortel Networks decides it is necessary. The source inspection shall be conducted during normal business hours and with reasonable prior written notice to Flextronics.
8.4	Service Quality
(a)	Flextronics covenants and agrees to maintain a level of quality with respect to workmanship, testing and packaging processes that shall result in the achievement of the performance metrics as specified in Exhibit “2”, measured on a monthly basis. For any breach of a performance metric, Flextronics shall provide to Nortel Networks (a) a root cause analysis, (b) an action plan detailing corrective actions required and (c) the action register showing the status of the action plan.
(b)	For each Delivery Facility, Flextronics will develop a quality performance program no less stringent than the standards currently in place in the relevant delivery facility of Nortel Networks. Flextronics’ compliance with these standards will be measured monthly pursuant to Exhibit “2”.
(c)	Nortel Networks may notify Flextronics in writing if Flextronics has failed to meet the requirements set forth in either subsection (a) or (b) above. If, during the Term, NNL so notifies Flextronics in each of three (3) consecutive months, Flextronics shall be deemed to be in material breach of this Agreement.
Section 9
SERVICE COST MANAGEMENT PROCESS
9.1	Prices for Services
The Parties agree that Nortel Networks’ cost for Services will be variable in nature. The Price for Services shall be calculated in accordance with the following methods:
(a)	Cost Method for Services in Exhibit “1-A”. The Price for the Services in Exhibit “1-A” in or before Year 1 shall be equal to the [• ]. The Price for the Services in Exhibit “1-A” in or before Year 1 shall be adjusted on an ongoing basis to reflect any Ongoing Cost Reductions as defined in section 9.6.2 below. In or before Year 1, if no Nortel Networks rate exists for a given lane and service level then Flextronics will charge Nortel Networks the [• ] for the relevant lane and service level.

In Year 2, Year 3, Year 4, and any Year thereafter during which this Agreement continues in force the Price for the Services in Exhibit “1-A” shall be the [• ]. For the purpose of this clause, “Actual Flextronics Costs” means the actual costs exclusive of rebates paid by Flextronics to provide the Services. Notwithstanding

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the preceding, should [• ] in Year 2, Year 3, and Year 4 not be at least equal to or lower than the Price at the end of Year 1, then Flextronics shall charge Nortel Networks the Price in effect at the end of Year 1.

Additionally, in or before Year 1, Year 2, Year 3, Year 4, and any Year thereafter during which this Agreement continues in force, Flextronics shall be permitted to pass on to Nortel Networks any temporary industry surcharges that are assessed against Nortel Networks shipments. Flextronics shall only be entitled to recover their actual costs as they relate to Nortel Networks shipments and no Margin shall apply. These surcharges should be identified as separate charges and shall only apply as long as the industry surcharge exists.
(i)	Flextronics must obtain Nortel Networks written approval prior to making any changes to the delivery of Services that will cause an increase in cost by more than [• ], unless such change in cost is related to an increased volume of Services to be provided. Flextronics shall not make changes that cause an increase in the Price for the Services unless those increased costs are to offer new services or are offset by reduced Material Purchase Prices in the MCMSA.
(b)	Cost Method for Services in Exhibit “1-B”: The Price for the Services in Exhibit “1-B” form part of the Materials Purchase Price.

(c)	Cost Method for Services in Exhibit “1–C”: As of the Effective Date, the Parties agree that the Services in Exhibit “1-C” will be provided by a third party. The costs for the Services provided by that third party will be paid directly by Nortel Networks. If, after the Effective Date, Nortel Networks desires Flextronics to provide certain of the Services described in Exhibit “1-C”, and Flextronics and Nortel Networks agree that Flextronics should begin to deliver all or part of the Services described in Exhibit “1-C”, Nortel Networks agrees to pay Flextronics for agreed to costs associated with Flextronics providing those Services [ • ].
9.2	Payment, Taxes and Duties
9.2.1	Invoices
After the Services in Exhibit “1-A” have been performed, Flextronics shall issue invoices every other week in the currency specified in an Order net of any discounts or initial overpayments made by Flextronics to Flextronics’ sub-contractors. If Actual Flextronics’ Costs are paid by Flextronics in a currency other than that which Flextronics will be invoicing Nortel Networks, then Flextronics shall use the Currency Conversion factor to calculate the invoice. Nortel Networks shall be credited for any amounts resulting from audits which result in lower costs after initial invoices are issued by Flextronics. On each invoice submitted to Nortel Networks, Flextronics will reference the appropriate Order.

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Flextronics agrees not to assess any applicable excise tax, sales tax, goods and services tax, value added or similar taxes where Nortel Networks furnishes Flextronics a tax exemption certificate, a certificate of authority, a direct pay permit and/or any equivalent acceptable to the applicable taxing authority. Nortel Networks shall withhold any applicable withholding tax from payments made to Flextronics pursuant to this Agreement. To assist Flextronics in obtaining any tax credits for the amounts withheld, Nortel Networks shall promptly provide Flextronics with such evidence as may be reasonably required by the applicable taxing authorities to establish that such withholding tax has been paid.
The Parties shall co-operate with each other to minimize the amount of tax payable pursuant to this Agreement in accordance with applicable laws. Each Party shall provide the other Party or any other Person with any certificates, tax numbers, supplier invoices or any other documents, which may reduce the taxes payable by a Party or entitle a Party to recover taxes paid.
9.2.2	Payment
Payment shall be made net [• ] from the date of the invoice. In the event that payment of the invoice has not been made by the due date and Flextronics cannot provide a proof of delivery of said invoice, then Nortel Networks shall not be considered in breach of this Agreement.
The Parties will agree to an accounts payable/accounts receivable process to proactively resolve any payment and invoicing issues in a timely manner.
Nortel Networks may deduct any undisputed credit due and owing it, upon approval of Flextronics. Payment shall be made in the currency of the invoice issued by Flextronics. Nortel Networks shall pay by wire transfer in the jurisdictions where this is possible.
Nortel Networks shall identify any dispute with respect to an invoice within thirty (30) days of its receipt of such invoice.
[• ]
9.3	Financial Review and Targets
Flextronics shall review quarterly as part of the quarterly business reviews described in Section 2.2(a) [• ]. As part of such review, Flextronics shall provide key financial performance reports as detailed in Exhibit “3”.

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9.4	Forecasting
Flextronics shall present its forecasted expenditure plans that relate to the Services, with the relevant cost quotes and budget for Services, quarterly to Nortel Networks. The forecasted expenditures for Services expenses shall be categorized by Delivery Facility. Freight expenditure forecasts will be based on forecasted demand as provided by Nortel Networks. Flextronics shall not be required to provide forecasts that extend beyond the term of those forecasts provided by Nortel Networks.
Current forecasts will be submitted for the current quarter plus two quarters in the future. An operations budget will be itemized by categories outlined in Exhibit “3”. Flextronics’ freight and duty budget forecast will be categorized by items including, but not limited to: (i) Nortel Networks region; (ii) Nortel Networks leadership category or business unit; and (iii) Delivery Facility. The freight and duty budget will include estimates by transportation mode (air, ground, sea) and service level (express, standard, deferred).
9.5	Audit
(a)	Nortel Networks shall have the right, upon five Business Days notice, to conduct a cost audit of the costs related to the Services. This may include the audit of purchase orders, invoices, and financial records.

(b)	Flextronics shall not be required to share any documents where doing so would be a violation of any third party agreements of confidentiality.

(c)	Nortel Networks shall have the right, upon five Business Days notice, to conduct a general audit of performance related to the Services by Flextronics and the performance of Flextronics’ sub-contractors. This may include, but is not limited to, site visits, inspection of quality, warehouse management, material handling, and financial processes and systems, and inspection of the business continuity policy and its implementation.

(d)	Flextronics shall provide Nortel Networks access and assistance to premises, facilities, employees, process documentation, business records, financial records, suppliers, contracts and agreements with suppliers, and other relevant information and documentation.

(e)	Nortel Networks and Flextronics will each bear their own costs related to the audit except where the audit reveals that Flextronics is materially in breach of it obligations under the Agreement. In this case, the Flextronics will reimburse Nortel Networks immediately (being not more than two (2) Business Days) for its reasonable audit expense plus any amounts charged to Nortel Networks incorrectly. In the case where Flextronics has invoiced Nortel Networks by five thousand dollars more than it should have, Flextronics in addition to refunding any overcharge shall also be liable for Nortel Networks reasonable audit expenses.

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(f)	Each Party hereby covenants and agrees that it shall keep confidential all information gathered in this audit process, including not disclosing such information directly or indirectly to any competitor or supplier of the disclosing Party.
Flextronics shall promptly remedy any non-compliance with its obligations under this Agreement, which is revealed by the audit.
9.6	Cost Reduction with respect to Services described in Exhibit “1-A”
The Parties agree that one of Flextronics’ primary goals is to reduce costs while ensuring delivery of the Services at or above the performance standards set out in this Agreement. At the end of Year 1, Year 2, Year 3, Year 4, and any Year thereafter during which this Agreement continues in force, Flextronics shall demonstrate to Nortel Networks the achievement of cost reductions related to the Services in Exhibit “1-A” through a manual reconciliation exercise whereby each program is assessed to determine the extent of the cost reduction.
Additionally, the model described in Schedule “A” to Exhibit “3” shall be used to measure the achievement of cost reductions related to the Services in Exhibit “1-A” at an aggregate level. At the end of each quarter, Flextronics covenants and agrees to provide to Nortel Networks all data related to the manual reconciliation exercise and the information required to complete the model described in Schedule “A” to Exhibit “3” in preparation for the cost reviews described in Section 9.3, in a prompt manner.
9.6.1	Intentionally left blank

9.6.2	On-Going Cost Reduction with respect to Services described in Exhibit “1-A”
“On-Going Cost Reduction” or “OCR” means cost reduction that Nortel Networks would have been able to achieve through its own efforts and through Nortel Networks’ existing supply chain, had it retained the Operations. For greater certainty, (i) OCR is the universe of cost reduction minus ICR (as defined below) and (ii) OCR cannot be used to fulfill the ICR Commitment, as set out below. “OCR Commitment” is equal to the cost reductions that Flextronics commits to achieving based on the process defined below.
For Year 1, the Parties shall meet prior to the Commencement Date to discuss the OCR Commitment for Year 1. Flextronics shall provide an OCR Commitment applicable to the Services described in Exhibit “1-A”. OCR is calculated by [• ]. The programs that Flextronics agrees to implement to deliver the OCR in Year 1 are listed in Schedule “C” to Exhibit “3”. OCR programs with respect to the Services in Exhibit “1-A” include, but are not limited to: mode and service levels (air, ground, sea, express, deferred); transportation lanes; efficiencies; Flextronics’ or Nortel Networks’ sub-contractor negotiations; and direct ship.

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For each of Year 2, Year 3, Year 4, and any Year thereafter during which this Agreement continues in force, the Parties shall meet ninety (90) days prior to the start of the applicable Year to discuss the annually set OCR Commitment for the upcoming Year. The purpose of these meetings is to provide an opportunity for the Parties to brainstorm to identify the OCR programs for the upcoming Year including but not limited to: business cases defining savings; head count; investment; risk; timeframe; capital; and implementation schedule. The meeting must produce an OCR Commitment for the applicable Year based on the OCR programs identified by the Parties that Flextronics must achieve.
Additionally, at any time during the term of this Agreement, Nortel Networks or Flextronics may propose other intra-year OCR programs that have not been identified either in Schedule “C” to Exhibit “3” or during the annual joint OCR planning sessions. The Parties agree to negotiate in good faith any OCR Commitment and implementation timetable related to these additional OCR programs.
If Flextronics is able to implement any OCR program prior to the implementation date agreed to by the Parties such that the benefits of the cost reduction program also begins to accrue prior to the planned implementation date, then Nortel Networks agrees to share the incremental benefit of the early implementation equally with Flextronics. In addition, if the OCR program yields cost reductions during the first 90 days past the planned implementation date greater than that agreed to by the Parties, then Flextronics shall be entitled to the benefit of this greater than expected savings. [ • ].
If Flextronics does not achieve its annually set OCR Commitment for a given Year such that the logistics costs have decreased by the applicable OCR Commitment (as determined in the manual reconciliation process) then, at the end of the respective Year, Nortel Networks shall be entitled, at its option, either (i) to set-off such amount indicated below against the Price for Services; or (ii) to require Flextronics to provide a certified cheque to Nortel Networks, equal to the total Price for Services in Exhibit “1-A” for the applicable Year as defined in section 9.1 (a) times (OCR Commitment (expressed as a percentage) minus actual OCR achieved (expressed as a percentage) in applicable Year).
If Flextronics does not achieve its intra-year OCR Commitment for any additional OCR program agreed to by the Parties such that the logistics costs have decreased by the applicable OCR Commitment (as determined in the manual reconciliation process) then at the end of the 12 month period following the planned implementation date of any additional OCR program agreed to by the Parties, Nortel Networks shall be entitled, at its option, either (i) to set-off such amount indicated below against the Price for Services; or (ii) to require Flextronics to provide a certified cheque to Nortel Networks, equal to the total cost of the Exhibit “1-A” Services related to the OCR program times (OCR Commitment (expressed as a percentage) minus actual OCR (expressed as a percentage) related to the OCR program).

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Additionally Flextronics shall achieve Flextronics Freight OCR in Year 3 and Year 4. “Flextronics Freight OCR” means that the Price for Services in Exhibit “1-A” in Year 3 will be [ • ] than Price for Services in Exhibit “1-A“for Year 2, and Price for Services in Exhibit “1-A” in Year 4 will be [ • ] than Price for Services in Exhibit “1-A” for Year 3. The Flextronics Freight OCR will be measured by comparing the Price for Services in Exhibit “1-A“in the relevant Year to the Calculated Flextronics Cost to provide the same Services. For purposes of this clause, the “Calculated Flextronics Cost” is calculated by applying the rates that Flextronics has in place with its suppliers in the previous Year to each shipment made in relevant Year, using the same mode and service level used by Flextronics for those same shipments. All temporary industry surcharges shall be netted out of the costs.
[ • ].
Flextronics will pay all Flextronics’ costs associated with identification of cost reduction opportunities.

Flextronics shall maintain lists of opportunities for On-Going Cost Reduction. Flextronics shall, as part of its plan to reduce cost and continuously improve processes, seek out other continuous improvement opportunities within the logistics chain.
9.6.3	Incremental Cost Reduction with respect to Services described in Exhibit “1-A”
“Incremental Cost Reduction” or “ICR” means cost reduction that Nortel Networks would not have been able to achieve, through its own efforts and/or its existing supply chain, if it had retained the Operations. For greater certainty, (i) a list of the programs which may be used by Flextronics to achieve ICR is set out in Schedule “D” to Exhibit “3” (“ICR Programs”); and (ii) ICR cannot be used to fulfill OCR Commitments in any Year. The ICR Programs generally relate to reductions in the freight rates.
[ • ].
Flextronics shall track and report the achievement of the ICR Commitment. The ICR Commitment in each of Year 2 and Year 3 will be measured by comparing the Price for the Services in Exhibit “1-A” for the respective Year to the Calculated Nortel Networks Cost to provide the same Services in that Year. For purposes of this clause, the “Calculated Nortel Networks Cost” is calculated by applying the rates that Nortel Networks has in place with its current suppliers as of the Effective Date, minus all of OCR associated with those rates that has been achieved up to the start of the relevant Year, to each shipment made in the same Year, using the same mode and service level used by Flextronics for those same shipments. All temporary industry surcharges shall be netted out of the costs.

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9.6.4	Other Cost Changes with respect to Services described in Exhibit “1-A”
The Parties recognize that there are variables that influence logistics costs that fall outside of the control of those responsible for managing these costs. These variables would include such things as product design changes (i.e. product weighs less or more), sourcing decisions (i.e. may need to ship a different distance or across boarders), etc. The Parties agree that the cost impact of these variables shall be excluded from OCR and ICR discussions under this Agreement. However, for the purposes of supporting ICR discussions under the MCMSA, Flextronics shall track and report on a project by project basis the impact to cost for the Exhibit “1-A” Services due to ICR initiatives under the MCMSA or if applicable, any VSHA.
9.7	Cost Reduction with respect to Services described in Exhibit “1-B”
Nortel Networks will receive the benefit of OCR and ICR programs with respect to Services described in Exhibit “1-B” as adjustments in the Materials Purchase Price. The model in Schedule “B” to Exhibit “3” will be used to validate whether the level of recovery of costs by Flextronics as part of the Materials Purchase Price is consistent with the actual costs incurred by Flextronics. At the end of each quarter, Flextronics covenants and agrees to provide to Nortel Networks the information required to complete the model in preparation for the cost reviews described in Section 9.3.
9.7.1	On-Going Cost Reduction with respect to Services described in Exhibit “1-B”
For Year 1, the Parties shall meet prior to the Commencement Date to discuss the OCR Commitment for Year 1. Flextronics shall provide an OCR Commitment applicable to the Services described in Exhibit “1-B”. The programs that Flextronics agrees to implement to deliver the OCR in Year 1 are listed in Schedule “C” to Exhibit “3”. This OCR Commitment will be built into the Materials Purchase Price for Year 1.
For each of Year 2, Year 3, Year 4, and any Year thereafter during which this Agreement continues in force, the Parties shall meet ninety (90) days prior to the start of the applicable Year to discuss the OCR Commitment for the upcoming Year. The purpose of these meetings is to provide an opportunity for the Parties to brainstorm to identify the OCR programs for the upcoming Year including, but not limited to: business cases defining savings; head count; investment; risk; timeframe; capital; and implementation schedule. The meeting must produce an OCR Commitment that will be built into the Materials Purchase Price for the applicable Year based on the OCR programs identified by the Parties.
Additionally, at any time during the term of this Agreement, Nortel Networks or Flextronics may propose other OCR programs that have not been identified either in Schedule “C” to Exhibit “3” or during the annual joint OCR planning sessions. The Parties agree to negotiate in good faith any OCR Commitment and implementation timetable related to these additional OCR programs.

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Flextronics will pay all Flextronics’ costs associated with identification of cost reduction opportunities.
Flextronics shall maintain lists of opportunities for On-Going Cost Reduction. Flextronics shall, as part of its plan to reduce cost and continuously improve processes, seek out other continuous improvement opportunities within the logistics chain.
9.7.2	Incremental Cost Reduction with respect to Services described in Exhibit “1-B”
A list of the programs which may be used by Flextronics to achieve ICR with respect to the Services described in Exhibit “1-B” is set out in Schedule “D” to Exhibit “3”. ICR cannot be used to fulfill OCR Commitments in any Year. The ICR Programs generally relate to product sourcing changes.
Flextronics shall provide an ICR Commitment related to Actual Logistics Operations Cost in Year 2 and Year 3, respectively. “ICR Commitment” means the Actual Logistics Operations Cost that Flextronics is committed to saving related to ICR Programs. The ICR Commitment will be built into the Materials Purchase Price for the applicable Years based on the ICR programs identified in Schedule “D” to Exhibit “3”.
Section 10
BUSINESS CONTINUITY
10.1	Business Continuity Planning
Flextronics shall maintain a business continuity plan to be put into effect if Flextronics becomes unable to perform the applicable Services for any reason, including Force Majeure, for a period of more than five (5) days (“Business Continuity Plan” or “BCP”). Flextronics’ goal is to be able to continue to provide the Services in accordance with the time schedules required under this Agreement.
The Business Continuity Plan shall contain, at a minimum, (a) a risk assessment and business impact analysis, (b) a prevention/mitigation plan, and (c) a resumption of Services plan, including a recovery/restoration plan. The preceding will cover, but not be limited to, provisions for documentation storage (product, process, fixture, tools), information systems technology redundancy, a demonstration of Flextronics’ capability to recover in an emergency if it becomes unable to perform the Services or if one of its subcontractors experiences such an emergency.
At Nortel Networks’ request and at no additional charge to Nortel Networks, Flextronics will participate in any commercially reasonable tests implemented by Nortel Networks or discussions initiated by Nortel Networks for purposes of evaluating, coordinating and integrating the business continuity plans of its suppliers with Nortel Networks’ overall business continuity plan, in so much as current activities and associated On Time Delivery metrics are not impacted by said test. As reasonably requested by Nortel Networks during the Term, Flextronics will adjust

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the BCP to better conform to and integrate with Nortel Networks’ business continuity plan, on terms to be mutually agreed to by the Parties.
Throughout the Term, Flextronics shall provide a copy of any changes in the Business Continuity Plan to Nortel Networks within ten (10) days of any such change. A period of Force Majeure or other event causing inability to perform the Services shall be deemed to commence on the date that the event of Force Majeure or other such event first occurs.
Nortel Networks and Flextronics shall review Flextronics’ Business Continuity Plan annually.
Section 11
WARRANTIES
11.1	Services
Flextronics covenants and warrants that:
(i)	all Services performed under this Agreement shall be performed in a competent, professional and timely manner in accordance with the standards generally accepted in the telecommunications industry and in accordance with the applicable performance metrics and the terms of this Agreement;

(ii)	it shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform Services;

(iii)	it shall provide the Services using proven, current technology that will enable Nortel Networks to take advantage of technological advancements in the telecommunications industry;

(iv)	to the best of its knowledge, upon inquiry, it does not and will not employ or contract the services of (i) forced or prison labor or (ii) employees or contractors that are younger than the minimum age legally entitled to work in each applicable jurisdiction in which Services are provided; and

(v)	to the best of its knowledge, upon inquiry, no subcontractor of Flextronics employs or contracts, directly or indirectly, the services (i) forced or prison labor or (ii) employees or contractors that are younger than the minimum age legally entitled to work in each applicable jurisdiction in which Services are provided.
Nortel Networks represents and warrants that: (i) no claim or action is pending or threatened against Nortel Networks or, to Nortel Networks knowledge as of the Effective Date, against any licensor or supplier of Nortel Networks that might, if adversely decided, adversely affect the ability of Flextronics to provide the Services; and (ii) this Agreement does not violate the terms of its agreements with any suppliers.

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Nortel Networks covenants and warrants that it will perform its obligations under this Agreement in a competent, professional and timely manner in accordance with the standards generally accepted in the telecommunications industry and the terms of this Agreement.
11.2	Return of Orders
The acceptance of Materials is subject to inspection at the Delivery Location. If Materials do not conform to the Order for Material requirements (including arrival of the Order for Material at Delivery Location in undamaged condition), and it is established that Flextronics is responsible for the problem, the Materials may be returned to Flextronics and Flextronics shall bear the expense in respect of making Nortel Networks whole in respect of such Order for Materials.
11.3	General
Each Party represents and warrants that it has all rights and powers necessary to (i) enter into this Agreement, (ii) grant any applicable licenses hereunder, (iii) perform its obligations under this Agreement and; (iv) perform its obligations in a manner that complies with all applicable laws.
Section 12
INTELLECTUAL PROPERTY RIGHTS AND LICENSES
12.1	License to Nortel Company Product Information Granted
Flextronics shall have the right and Nortel Networks hereby grants to Flextronics, to the extent of its legal right to do so, a world-wide, non-exclusive, non-transferable, royalty-free license to use Nortel Company Proprietary Information communicated to Flextronics by Nortel Networks as appropriate for the conduct of the Services in question solely for internal use for the purpose of performing the Services. Nortel Networks shall retain exclusive rights and title to all Nortel Company Proprietary Information provided hereunder. This license is non-transferable, may be used only in connection with the performance of Services by Flextronics for Nortel Networks under this Agreement, and shall expire on the date on which Flextronics obligations to perform Services terminate under this Agreement.
12.2	Limitations on Grant of License
Except as expressly stated herein, nothing in this Agreement shall be deemed to grant, either directly or indirectly by implication, estoppel or otherwise, any licenses to Flextronics of Nortel Company Proprietary Information or any trademarks, and Flextronics acknowledges that Nortel Networks shall retain exclusive right and title to the foregoing.

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12.3	Flextronics’ Inventions
12.3.1	Ownership of Flextronics Inventions
Flextronics Inventions, including Flextronics Inventions relating solely to the delivery of the Services, shall be the property of Flextronics.
12.3.2	License to Flextronics Proprietary Information
Flextronics shall and does hereby grant Nortel Networks, subject to fulfillment of its payment obligation, a limited, irrevocable, world-wide, non-exclusive, royalty-free license, but not as a standalone license, solely to make or have made and use such Flextronics Invention and Nortel Networks shall have the right to sub-license such rights to Nortel Networks subcontractors for the purpose of the delivery of services. Nortel shall be fully responsible for any damages accrued to Flextronics arising out of any third party’s violation of the scope of the license granted hereunder.
12.4	Flextronics Retains Ownership of Flextronics Proprietary Information
Flextronics shall retain exclusive right, title, and interest to all Flextronics Proprietary Information; and provided, that Nortel Networks has fulfilled its payment obligations, Flextronics will grant Nortel Networks a limited, world-wide, non-exclusive, and royalty-free license, but not as a stand-alone license, solely to make or have made, use, and sell any Flextronics Proprietary Information incorporated into the delivery of the Services and provided that Nortel Networks shall have the right to sub-license such rights to Nortel Networks subcontractors for the purpose of delivery of services.
12.5 Assignment of Inventions Agreements with Employees
Flextronics shall have agreements with its employees, consultants, agents or representatives (individually “Counter-Party”), in which each such Counter-Party shall agree in writing that any and all inventions, discoveries, developments, modifications, procedures, ideas, innovations, systems, Programs, know-how or designs developed by any such Counter-Party during the term of its relationship with Flextronics, shall be the property of Flextronics. Furthermore, such agreement between any such Counter-Party and Flextronics shall contain usual clauses including an undertaking by such Counter-Party to execute applications for patents, copyrights, industrial designs, mask work rights, integrated circuit topographies and other registerable intellectual property rights thereon to the extent so requested by Flextronics and/or to assign the same to Flextronics.

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Section 13
INDEMNIFICATION
13.1	Intellectual Property Indemnification
13.1.1	By Nortel Networks
Except as otherwise provided in this Section 13, Nortel Networks shall, at its expense and at Flextronics’ request, indemnify and defend Flextronics against any claim or action brought against Flextronics by a third party to the extent that such claim is based on an assertion that Flextronics’ activities as part of the Services infringe, directly as a result of Flextronics’ compliance with instructions by Nortel Networks to Flextronics relating to an Order under this Agreement, infringes any patent, copyright or trademark, or violates any trade secret or other proprietary right of a third party. Nortel Networks shall pay any pre-judgment and pre-settlement costs as wells as any resulting costs and damages finally awarded against Flextronics or agreed to in any settlement, and Flextronics’ reasonable attorneys’ or patent agent’s or other expert’s fees incurred in connection therewith, provided that (i) Flextronics promptly notifies Nortel Networks in writing of any such claim, (ii) Nortel Networks has sole control of the defense and all related settlement negotiations, and (iii) Flextronics reasonably cooperates, at Nortel Networks’ cost, in the defense and furnishes all related evidence under its control.
Notwithstanding the foregoing, Nortel Networks shall have no liability under Section 13.1 to the extent the alleged infringement or violation:
(a)	arises from Flextronics’ modification or alteration of the information supplied by Nortel Networks relating to an Order, Blanket Purchase Order, or Order for Materials, or any other materials provided by Nortel Networks, and such modification or alteration is not authorized by Nortel Networks;

(b)	arises from any method or process used in or practiced as part of the Services provided by Flextronics under this Agreement (unless such method or process was specifically requested by Nortel Networks); or

(c)	arises from any Services provided by Flextronics under this Agreement (unless the method or process of providing such Service was specifically requested by Nortel Networks).
13.1.2	By Flextronics
Flextronics shall, at its expense and at Nortel Networks’ request, indemnify and defend all Nortel Companies against any claim or action brought against any Nortel Company by a third party to the extent that such claim is based on an assertion that any method or process used in or practiced in any Service provided by Flextronics under this Agreement infringes any patent, copyright or trademark, or violates any trade secret or other proprietary right of a third party, unless such method or process was specifically requested by Nortel Networks.

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In any such case Flextronics shall pay any pre-judgment and pre-settlement costs as well as any resulting costs and damages finally awarded against Nortel Networks or agreed to in any settlement, and Nortel Networks’ reasonable attorneys’ or patent agent’s or other expert’s fees incurred in connection therewith, provided that (a) Nortel Networks promptly notifies Flextronics in writing of any such claim, (b) Flextronics has sole control of the defense and all related settlement negotiations, and (c) Nortel Networks reasonably cooperates, at Flextronics’ cost, in the defense and furnishes all related evidence under its control.
Notwithstanding the foregoing, Flextronics shall have no liability under Section 13.1.2 to the extent the alleged infringement or violation arises from Nortel Networks’ modification or alteration of the information supplied by Flextronics relating to the Services, and such modification or alteration is not authorized by Flextronics.
13.1.3	Measures to Safeguard Nortel Networks against Liability
If, as a result of the continued use by Flextronics of any method or process used in or practices as part of the Services or the continued use of any intellectual property component of the Services, an injunction in respect of the provision of the Services or the continued use of such method or process or intellectual property component, or if either Party reasonably determines on the advice of counsel that there is a likelihood of such continued use exposing either Party to material liability, Flextronics shall, unless otherwise requested by Nortel Networks, forthwith at its option and expense, use its reasonable efforts to either:
(a)	procure the right to continue using such process or method or intellectual property component, to continue providing the Services; or

(b)	replace or modify the process or method, intellectual property component, or Services, so that the provision of Services, no longer infringes.
THE FOREGOING SECTION 13.1 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS HELD BY THIRD PARTIES.
13.2	Other Indemnification
13.2.1	By Flextronics
With respect to matters not covered in Section 13.1, Flextronics shall indemnify and hold Nortel Networks, its Customers, distributors and their employees, harmless from any losses, damages, liabilities and costs including reasonable attorney’s fees arising from any injury or death to persons or loss of or damage to property to the extent caused by any

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method or process relating to the Services, any errors and omissions made by Flextronics in connection with the delivery of the Services, or Flextronics’ negligence or willful misconduct.
13.2.2	By Nortel Networks
With respect to matters not covered in Section 13.1, Nortel Networks shall indemnify and hold Flextronics, its customers, distributors and their employees, harmless from any losses, damages, liabilities and costs including reasonable attorney’s fees arising from any injury or death to persons or loss of or damage to property to the extent caused by Nortel Networks’ negligence or wilful misconduct.
Section 14
LIMITATION OF LIABILITY
NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT EXCEPT FOR THE PARTIES’ OBLIGATIONS UNDER SECTION 13 AND A BREACH OF THE OBLIGATIONS IN SECTION 20, TO THE MAXIMUM EXTENT PERMITTED BY LAW, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, CONTRACT, OR OTHERWISE, SHALL ONE PARTY BE LIABLE TO THE SECOND PARTY OR ANY OTHER PERSON FOR ANY LOSS OF PROFIT OR ANY INDIRECT, SPECIAL, INCIDENTAL, RELIANCE OR CONSEQUENTIAL DAMAGES, EVEN IF THE FIRST PARTY SHALL HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS AGREEMENT SHALL ACT TO RESTRICT OR EXCLUDE LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF ANY PARTY.
Section 15
COMMUNICATION AND INFORMATION TRANSFER
15.1	Transmissions
If Nortel Networks decides to use TDI to exchange technical information, the TDI transmissions regarding such transaction shall be made in accordance with the provisions set forth in Exhibit 26 of the MCMSA.
15.2	Access to Nortel Networks Computer Systems by Flextronics
Flextronics shall limit access and use of any Nortel Networks computer systems solely to the supply of Services and shall not access or attempt to access any intranet, computer systems, files, software or services other than those required for the supply of Services. Flextronics shall limit such access to those employees with an express requirement to have such access in connection

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with supply of Services, and shall strictly follow all security rules and procedures of Nortel Networks for restricting access to its computer systems. All user identification numbers and passwords disclosed to Flextronics and any information obtained by Flextronics as a result of Flextronics’ access to, and use of Nortel Networks’ computer systems shall be deemed to be, and treated as, Nortel Company Proprietary Information in accordance with the provisions set forth in Section 20, with the same degree of care as such Flextronics uses for its own information of a similar nature, but in no event a lower standard than a reasonable standard of care. Flextronics shall cooperate in the investigation of any apparent unauthorized access to any Nortel Networks computer system. The requirements of this Section shall apply equally to any access and use by Flextronics of any Nortel Networks intranet, electronic mail system, of any Nortel Networks’ electronic switched network, either directly or via a direct inward service access (DISA) feature or of any other property, equipment or service of Nortel Networks.
15.3	Flextronics Compatibility with Nortel Networks Computer Systems
Flextronics shall be responsible for providing the information technology services as set out in Exhibit 26 of the MCMSA.
Section 16
EQUIPMENT FURNISHED BY NORTEL NETWORKS
16.1	Title to Equipment Furnished by Nortel Networks
Any equipment loaned by Nortel Networks in connection with the Services, with or without charge to Flextronics, shall be deemed bailed to Flextronics, and title thereto shall at all times remain with Nortel Networks. Upon the earlier of such Nortel Networks request therefore or the completion of the Services, Flextronics shall return, at its expense and risk, all such equipment in the same condition it was when furnished to Flextronics, reasonable wear and tear excepted. Nortel Networks makes no warranties with respect to any equipment loaned by Nortel Networks to Flextronics, whether written or oral, statutory, express or implied including, without limitation, any warranty or merchantability or fitness for a particular purpose.
16.2	Risk, Insurance and Maintenance of Equipment Furnished by Nortel Networks
All Nortel Networks equipment in Flextronics’ custody or control shall be held at Flextronics’ risk and be kept insured by Flextronics at Flextronics’ expense in an amount no less than the Book Value, with loss payable to the supplying Nortel Company. Flextronics shall use such equipment solely in the performance of its obligations under this Agreement, and with the consent of Nortel Networks, Flextronics may use such equipment for other tasks. Upon the expiration or termination of this Agreement, or upon the written request of Nortel Networks at any time, Flextronics shall deliver such equipment to the supplying Nortel Company in the same condition as originally received by Flextronics, reasonable wear and tear excepted. The supplying Nortel Company shall have the right upon prior request, to enter Flextronics’ premises to inspect any and all of its equipment and any property or goods manufactured, developed or created with the aid of its equipment.

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16.3	Tracking of Equipment Furnished by Nortel Networks
Flextronics shall maintain appropriate tracking and recording procedures to guard against loss of equipment owned by Nortel Networks. If Nortel Networks’ equipment is lost, Flextronics will be responsible for providing a suitable replacement, if required by Nortel Networks.
Section 17
LEGAL AND REGULATORY COMPLIANCE
Flextronics shall at no additional charge to Nortel Networks, comply with and obtain all licenses and permits necessary to provide the Services in accordance with this Agreement and covenants and agrees that all Services shall conform with all applicable laws, governmental orders and regulations in effect in all countries where such Services are performed and any other relevant international agreements relating to the Services provided. Each Party shall provide all information under its control, which is necessary or useful to obtain any export, or import license or document required to ship or receive product, including but not limited to, U.S. Customs Certificates of Delivery, Affidavits of Origin and U.S. Federal Communications Commission Identifier, if applicable.
Section 18
INTERNATIONAL TRADE
18.1	Exports
In addition to the requirements of Exhibit “1-B”, each Party agrees that it shall not knowingly (i) export or re-export, tangibly or intangibly, any technical data (as defined by the U.S. Export Administration Regulations or any other jurisdiction with import or export restrictions), including software received from the other under this Agreement or (ii) export or re-export, tangibly or intangibly, any direct product of such technical data, including software, to any destination to which such export or re-export is restricted or prohibited by U.S. or applicable non-U.S. law without obtaining prior authorization from the U.S. Department of Commerce and/or other competent government authorities to the extent required by those laws. In addition, each Party agrees to comply with all the requirements of the Export and Import Permits Act (Canada) all export control laws and regulations of the exporting country, and any other applicable legislation throughout the world. As it is relevant to all outstanding shipments, this clause shall survive termination or cancellation of this Agreement.
18.2	Customs Invoice
In addition to the requirements of Exhibit “1-B” and unless otherwise set forth in this Agreement, Flextronics shall produce customs invoices and country of origin documents for all shipments crossing international borders which comply with all laws, treaties and regulations of both the exporting country and the importing country. If an Order for Materials includes Materials having different countries of origin, the different countries of origin must be identified

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on the customs invoice, along with the related quantities/serial numbers of such Materials. If any upgrade of Material to the most recent revision level in accordance with this Agreement is performed, the applicable fee for this upgrade must be included on the customs invoice, or, if such upgrade is performed at no charge to Nortel Networks, the value of such upgrade shall be so indicated. Flextronics shall be solely responsible for all fines, penalties and costs resulting from any customs invoice, document, or declaration not being so compliant unless such non-compliance is the result of an act or omission of Nortel Networks in which case, Nortel Networks shall be responsible for the fine, penalty and costs or its proportionate share of that fine and/or penalty and cost. Any cost related to Value Added Tax, duties and fines will be charged to Nortel Networks at Flextronics cost with no markup. All customs invoices must indicate whether or not any Assists were provided and the value of said Assists.
18.3	Duty Drawback and Minimization
In the countries where Nortel Networks maintains a duty drawback program, Flextronics shall provide Nortel Networks with a quarterly report of part numbers and import duties paid or refunded (at entry and through subsequent adjustment) on behalf of Nortel Networks for all deliveries in country and for which Nortel Networks may become a subsequent exporter entitled to duty drawback. Flextronics shall provide a duty drawback waiver on the appropriate form for duty paid on any materials imported by Flextronics and used or consumed in the manufacture of Products supplied to Nortel Networks. Nortel Networks shall provide guidelines to Flextronics with respect to the data required to be provided by Flextronics.
In the countries in which Nortel Networks does not currently maintain a duty drawback program, the Parties shall work together with a view to implementing a similar duty drawback program as soon as practicable and as mutually deemed required.
When Nortel Networks determines that duties warrant a drawback claim, Flextronics shall provide all necessary and relevant data and/or documentation and shall cooperate with Nortel Networks in pursuing the claim. Flextronics will cooperate with Nortel Networks in any audit relating to this Section. Similarly, when Flextronics determines that duties warrant a drawback claim, Nortel Networks shall provide all necessary and relevant data and/or documentation and shall cooperate with Flextronics in pursuing the claim. In either case, the costs of preparing and filing the drawback claim will be borne by the Parties in proportion to their relative drawback benefits and Nortel Networks will cooperate with Flextronics in any audit relating to this Section.
Flextronics will utilize duty minimization programs such as inward and outward processing relief, ATA Carnets (An international customs document that permits duty-free and tax-free temporary import of goods for up to one year), and temporary imports to mitigate duty costs to Nortel Networks. Duty minimization programs will be reviewed and agreed by both Parties. Flextronics shall not be required to pursue a specific duty minimization program if that program is unlikely to yield savings greater than the cost of implementing it.

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Section 19
ENVIRONMENTAL POLICIES
19.1	Corporate Policy
Flextronics agrees to maintain ISO 14001 registration for those Delivery Facilities so registered as of the Effective Date. For those Delivery Facilities not so registered as of the Effective Date, Flextronics agrees to obtain such registration within [ • ] of the Effective Date. If Nortel Networks requires Flextronics to obtain such registration for a Delivery Facility that is managed by a party other than Flextronics, Nortel Networks agrees to negotiate in good faith the cost of this registration.
19.2	European Union (“EU”) Environmental Directives
19.2.1	Compliance
Flextronics will engage with Nortel Networks or its designate in the development and provision of a plan (the “Compliance Plan”) for the implementation and management of the WEEE (Waste Electrical and Electronic Equipment) Directive and the RoHS (Restriction of Hazardous Substances) Directive, as well as any other EU environmental directives that affect the Services to be delivered in the EU. Flextronics will provide the Compliance Plan to Nortel Networks for its approval, [ • ] on receipt of specific Nortel Networks requirements, which shall include at a minimum: a) overall objectives in regard to the directives, b) specifications and other requirements that must be complied with, c) Services that are impacted, d) an outline of Flextronics’ and Nortel Networks responsibilities for achieving the foregoing objectives and requirements and (e) allocation of any applicable increase in Price to Nortel Networks unless otherwise agreed to by the Parties. Nortel Networks shall be responsible for those associated costs that result from Flextronics bringing operations in a legacy Delivery Facility into initial compliance with regulations regarding any applicable EU directives.
Flextronics will provide Nortel Networks with any changes to the Compliance Plan within ten (10) days of the change coming into effect. Nortel Networks reserves the right to inspect Flextronics’ facilities to validate compliance with the EU directives.
19.2.2	Indemnification
[ • ]

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19.3	Packaging Reusable and Recyclable
In respect of the Materials, Flextronics shall use only packaging that complies with Section 1.4 of Exhibit “1-B” and covenants and agrees to comply with applicable legislative requirements in other relevant jurisdictions. Flextronics shall strive to minimize all product packaging and to design packaging that delivers reusable/returnable packaging options or is constructed of recyclable materials.
19.4	Disposal Policies
Flextronics covenants and agrees to comply with any relevant disposal policies, directives, regulations and laws as mandated in any applicable jurisdiction.
19.5	Collaborate on Environmental Initiatives
Flextronics and Nortel Networks agree to collaborate in good faith on environmental initiatives aimed at addressing particular Customer and market requirements.
19.6 Hazardous Materials
Flextronics shall supply to Nortel Networks a list of all materials used in respect of the Services which are classified as toxic or hazardous under applicable laws and regulations, information on the safe handling of any relevant product and any pertinent information concerning any adverse effects on people or the environment that may result from use of, exposure to, or disposal of in connection with the Services. [ • ]. Nortel Networks shall cooperate with Flextronics to facilitate and minimize the damages, costs and expenses of any recall or prohibition against such use.
Section 20
CONFIDENTIALITY AND PROPRIETARY INFORMATION
20.1	Restriction on Disclosure and Use of Confidential Information
Any Nortel Company Proprietary Information provided or made available by any Nortel Company to Flextronics and any Flextronics’ Proprietary Information provided or made available by Flextronics to Nortel Networks shall be deemed for the purposes of this Agreement to be “Confidential Information” of the person disclosing (“discloser”) such information to another person (“recipient”), except if such information disclosed to recipient is (a) in or becomes part of the public domain through no fault of recipient; (b) disclosed to recipient by a third party without breach of any obligation or other restriction; (c) known to recipient at the time of disclosure and has been so documented prior to receipt thereof; (d) independently developed by recipient without access to any information furnished to it by discloser and has been or is so documented; or (e) disclosed by recipient to the extent required to be disclosed pursuant to any applicable law or order, decree or directive of any competent judicial, legislative or regulatory body or authority, provided that the recipient shall have provided prior notice to discloser of such requirement and an opportunity for discloser to take action to contest or attempt to prohibit or limit such disclosure as permitted by law and such information shall continue to be

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Confidential Information for the purposes hereof to the extent disclosure is prohibited or limited by law. All Confidential Information shall be owned and remain the sole and exclusive property of discloser, and all rights to Confidential Information made available to recipient by discloser shall be held in trust by recipient for the exclusive benefit of discloser. All Confidential Information of discloser shall be held in confidence by recipient and, if in a form of any physical media of any kind, returned by recipient upon request of discloser. Recipient shall not (i) reproduce the Confidential Information of discloser without the written consent of discloser or (ii) use the Confidential Information for any purpose other than the performance by recipient of its obligations under this Agreement. Each Nortel Company and Flextronics shall cause each of their respective employees, consultants, agents and representatives who shall have access to Confidential Information to sign a written agreement setting forth confidentiality obligations of each such employee, consultant, agent and representative, substantially in the form of Exhibit 6, which Exhibit 6 is attached hereto and incorporated herein by reference. Flextronics shall be liable for and shall indemnify Nortel Networks and each Nortel Company, its officers, directors, employees, subcontractors, and agents against any losses, claims, costs or expenses arising from the failure of Flextronics, its respective employees, consultants, agents and representatives against any losses, claims, costs or expenses arising from the failure of Flextronics or its respective employees, consultants, agents and representatives, for whatever reason, to execute the form of agreement set out in Exhibit 6 or Exhibit 6.1 hereof as applicable or to comply with the terms thereof, and Nortel Networks shall be liable for and shall indemnify Flextronics, its officers, directors, employees, subcontractors, and agents against any losses, claims, costs or expenses arising from the failure of each of Nortel Network Company or Nortel Networks, its respective employees, consultants, agents and representatives for any corresponding failures by Nortel Company to Flextronics in respect of such obligations. Each Party acknowledges that monetary damages may not be adequate in the event of a default of this Section, and the discloser shall be entitled to injunctive or other affirmative relief and/or to give notice of default pursuant to this Agreement, or both.
20.2	Publicity
Flextronics shall not in any advertising, sales promotion materials, press releases or any other publicity matters use the name “NORTEL NETWORKS”, “Northern Telecom”, “BNR”, “Bell-Northern Research”, “Nortel Networks Technology” or the name of any Affiliate, or any variation thereof or language from which the connection of said names may be implied, nor shall Flextronics disclose or advertise in any manner the nature of the Services or any Order by Nortel Networks hereunder, or the fact that Flextronics has entered into this Agreement, unless Flextronics is otherwise required to make such disclosure under applicable law or Nortel Networks, in its sole discretion, grants Flextronics prior written permission to do so.
No Nortel Company shall in any advertising, sales promotion materials, press releases or any other publicity matters use the name “FLEXTRONICS CORPORATION”, “Flextronics”, or any variation thereof or language from which the connection of said names may be implied, nor shall any Nortel Company disclose or advertise in any manner the fact that Nortel Networks has entered into this Agreement, unless Nortel Networks is otherwise required to make such

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disclosure under applicable law or Flextronics, in its sole discretion, grants Nortel Networks prior written permission to do so.
Section 21
INSURANCE
21.1	General Liability Insurance
Flextronics shall maintain during the Term, with insurers with an A.M. Best rating of A- or better policies providing the following insurance coverage: 1) general umbrella liability insurance (including contractual and products liability ) with limits of either [ • ] combined single limit per occurrence for bodily injury and property damage or [ • ] bodily injury per occurrence and [ • ] property damage per occurrence, 2) workers’ compensation insurance and other employee insurance coverage required by law, and employer’s liability insurance with limits of [ • ], 3) owned or non-owned automobile liability with limits of [ • ] and 4) Errors & Omissions insurance with limits of not less than [ • ].
Nortel Networks shall maintain during the Term, insurance coverage: 1) general liability insurance (including contractual, products liability and broad form vendors’ endorsement) with limits of either [ • ] combined single limit per occurrence for bodily injury and property damage or [ • ] bodily injury per occurrence and [ • ] property damage per occurrence, and 2) workers’ compensation insurance and other employee insurance coverage required by law, and employer’s liability insurance with limits of [ • ].
Flextronics’ insurance shall be primary and non-contributory (except with respect of Errors & Omissions referred to in 4) above, which may be primary and non-contributory as regards negligence or negligent acts, as applicable) with respect to any insurance that Nortel Networks may have and each applicable Nortel Company shall be named under Flextronics’ general liability insurance as an additional insured.
21.2	Property and Business Insurance
Flextronics shall provide evidence satisfactory to Nortel Networks that its property and business are adequately insured up to at least [ • ] against all risks of loss or damage, including business interruption, for at least the amount of the Maximum Foreseeable Loss as defined within the insurance industry.
21.3	Certificate of Insurance
Prior to the commencement of the Term and upon demand of Nortel Networks thereafter, Flextronics shall furnish to Nortel Networks a certificate or certificates of insurance evidencing that all insurance required in this Section 21 is in effect. Flextronics will endeavor to provide at least 30 days notice of any change in insurance coverage which would impact compliance with the requirements of this Section 21. Flextronics shall in such event furnish a new certificate in

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the event of cancellation or expiration of any insurance evidencing that replacement coverage is in effect.
21.4	Business Continuity
Flextronics acknowledges that the existence, content and adequacy of its Business Continuity Plan shall be used by Nortel Networks as part of initial and ongoing assessment criteria for review of Flextronics overall performance under this Agreement. Flextronics shall maintain its property conservation program to address risks in its worldwide locations. Flextronics will share a description of this program with Nortel Networks, and shall provide Nortel Networks annually, or as requested upon reasonable notice, information related to property protection and insurer’s engineering recommendations for the locations relevant to logistics. Nortel Networks and/or its insurance companies shall be allowed to inspect any site at any time upon reasonable notice and during normal business hours and to recommend to Flextronics any appropriate protection improvements. Nortel Networks and Flextronics shall review any recommendations made as a result of such inspection and Flextronics shall implement any recommendations or alternative solutions which are mutually agreed.
Section 22
EXPIRATION OR TERMINATION
22.1	Termination
22.1.1	In the event the MCMSA is terminated, the Parties agree to meet and consider the continuance of this Agreement on terms that are mutually acceptable. If the Parties are unable to agree, either Party has the right to terminate this Agreement.

22.1.2	In addition to any other right or remedy available to Nortel Networks or any Nortel Company under this Agreement or at law or in equity, if Flextronics breaches any material term of this Agreement or an Order and such breach is susceptible of cure but is not corrected within thirty (30) days after the delivery of written notice thereof by Nortel Networks to Flextronics or if Flextronics defaults in any payment to Nortel Networks and does not correct the default in payment issue within thirty (30) days after the date of notice of the breach to Flextronics, NNL may terminate this Agreement and any Nortel Company may terminate any Order. For greater certainty, if any Blanket Purchase Order is terminated, all Orders relating thereto shall be deemed to be concurrently terminated. Notwithstanding the foregoing, (i) Nortel Networks and any Nortel Company shall have the same rights and remedies without the requirement to wait for thirty (30) days for cure if the breach by Flextronics relates to Nortel Company Proprietary Information under Section 12 or Section 20 hereof and such breach is not susceptible of cure; and (ii) Flextronics shall have the same rights and remedies without the requirement to wait for thirty (30) days for cure if the breach by any Nortel Company relates to Flextronics

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Company Proprietary Information under Section 12 or Section 20 hereof and such breach is not susceptible of cure.

22.1.3	Regardless of the excuse of Force Majeure, if a Party is not able to perform within ninety (90) days after such event which constitutes Force Majeure, the other Party may terminate this Agreement in accordance with this Section 22.1 provided such Party purporting to terminate is not otherwise in default of any of its material obligations under this Agreement. Termination of this Agreement shall not release or diminish any other obligations of any Party hereunder that exist as of the date of termination.

22.1.4	If Flextronics shall be declared insolvent or bankrupt, or if any assignment of its property shall be made for the benefit of creditors or otherwise, or if its interest herein shall be levied upon under execution or seized by virtue of any writ of any court, or if a petition for assignment for the benefit of creditor is filed in a court is filed by Flextronics to declare Flextronics bankrupt, or if a petition is filed by any person other than Flextronics in any court to declare Flextronics bankrupt which is not dismissed within sixty (60) days of the filing of such petition, or if a trustee in bankruptcy, receiver or receiver-manager or similar officer is appointed for or in respect of Flextronics or its assets, then Nortel Networks may terminate this Agreement and/or any Order at its option, and without charge, and shall thereupon be free from all liability and obligations thereunder except as specifically provided in Section 22.4(c), all subject to applicable bankruptcy and insolvency legislation which may otherwise provide. For greater certainty, if any Blanket Purchase Order is terminated, all Orders relating thereto shall be deemed to be concurrently terminated.

22.1.5	Flextronics may terminate an Order only if the Nortel Company which issued the Order is in material breach of a term, including, without limitation, any payment obligation of this Agreement or an Order, and such breach has not been cured within thirty (30) days after the delivery of written notice thereof by Flextronics to Nortel Company defaulting in any payment to Flextronics and for any other breach within thirty (30) days after the date of Flextronics’ written notice thereof to the applicable Nortel Company in respect of the particular breach, provided that Flextronics has sent a copy of such notice to Nortel Networks. The failure of Nortel Networks to pay to Flextronics in a timely manner any moneys in dispute shall not constitute a material breach hereof.

22.1.6	The Parties agree that the provisions of Exhibit “8” shall apply with respect to those employees in the United Kingdom who were employed by Nortel Networks prior to Effective Date, and were transferred to Flextronics pursuant to the Asset Purchase Agreement.

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22.2	Intentionally left blank

22.3	Intentionally left blank

22.4	Effect of Expiration or Termination
Upon expiration or any termination of this Agreement by either Party:
(a)	Nortel Networks shall pay all applicable undisputed amounts or charges owed to Flextronics as provided in this Agreement. Either Party shall have the right with prior written notification and mutual agreement to set-off any such amounts or charges owed to the Party against any amounts owing to the other Party pursuant to this Agreement. If the aggregate amount owing by Nortel Networks to Flextronics is less than the aggregate amount owing by Flextronics to Nortel Networks, Flextronics shall pay such net amount owing to Nortel Networks promptly and in full within [ • ] of the date which is the earliest of expiry or termination, as the case may be.
(b)	So long as Nortel Networks has made all payments required pursuant to paragraph (a) above, Flextronics shall complete all Services and deliver applicable Materials in accordance with the terms of this Agreement. Provided Nortel Networks has made all payments required pursuant to paragraph (a) above, Flextronics shall deliver to the Delivery Locations designated by Nortel Networks within three (3) weeks of the later of the date of expiry or termination or such payment, if required, all Materials and any Nortel Networks property described in Section 16.
(c)	The provisions of this Agreement relating to Warranties (Section 11); Property Furnished by Nortel Networks (Section 16); Confidential and Proprietary Information (Section 20); Intellectual Property Rights (Section 12) except the license granted to Flextronics in Section 12.1; Indemnification (Section 13); and Audit (Section 25.4) shall remain in effect beyond any expiration or termination.
(d)	Flextronics shall return all Nortel Networks Proprietary Information and property furnished by Nortel Networks pursuant to Section 16 to the locations designated by Nortel Networks, and under Nortel Networks’ supervision, destroy or erase all copies of such Nortel Networks Proprietary Information in the possession of Flextronics or any of their respective employees, consultants, agents or representatives, including copies on paper or other hard copy and copies on computer or other storage media, provided, however, that this provision shall not apply to any such Nortel Networks Proprietary Information in respect of which Flextronics has a continuing license or obligation which survives the expiry or termination of this Agreement as expressly provided herein.
(e)	Nortel Networks shall return to the locations designated by Flextronics all Flextronics Proprietary Information and under Flextronics’ supervision, either return, destroy or erase all copies of such Flextronics Proprietary Information in the possession of Nortel

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Networks or any of their respective employees, consultants, agents or representatives, including copies on paper or other hard copy and copies on computer or other storage media; provided, however, that this provision shall not apply to any such Flextronics Proprietary Information in respect of which Nortel Networks has a continuing license or obligation which survives the expiry or termination of this Agreement as expressly provided herein.
Section 23
TERMINATION ASSISTANCE SERVICES
23.1	Scope of Termination Assistance Services.
On notice from Nortel Networks to Flextronics after a determination that an expiration or termination of this Agreement will occur, Flextronics shall provide to Nortel Networks any and all termination services (collectively, the “Termination Assistance Services”) reasonably requested by Nortel Networks to facilitate the orderly transfer of responsibility for the Services to Nortel Networks or its designee. The Termination Assistance Services may include:
(a)	cooperating with Nortel Networks in effecting the orderly Services transfer to a third party or Services resumption by Nortel Networks, provided that (i) such third parties comply with Flextronics’ security and confidentiality requirements, including executing a confidentiality agreement reasonably acceptable to Flextronics, and (ii) Flextronics shall not be required to disclose any of its Confidential Information or Flextronics Proprietary Information;

(b)	continuing to perform Services until the effective date of expiration or termination of this Agreement (“Conclusion Date”); and

(c)	continuing to perform those Services requested by Nortel Networks after the Conclusion Date.
23.2	Limit on Obligation to Provide Termination Assistance Services.
Except as otherwise agreed within the scope of Termination Assistance Services, Flextronics will have no obligation to provide Services or any part thereof after the Conclusion Date.
23.3	Termination Assistance Period.
Flextronics shall provide the Termination Assistance Services, and Nortel Networks shall pay applicable fees for provision of Termination Assistance Services for a period of up to four (4) months after the Conclusion Date (“Termination Assistance Period”), at [ • ].

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Section 24
ISSUE RESOLUTION AND ESCALATION PROCESS
24.1	Issue Resolution and Escalation Process
If any disagreement of any kind or nature whatsoever arises between Flextronics and Nortel Networks with respect to this Agreement, Flextronics and Nortel Networks shall first attempt to resolve the disagreement informally. If the Parties are unable to so resolve the disagreement, either Party may invoke the Issue Resolution and Escalation Process, set out in Exhibit “7”. Flextronics and Nortel Networks shall use reasonable efforts and shall conduct discussions in good faith to resolve all disagreements.
Section 25
GENERAL PROVISIONS
25.1	Access to Facilities
Nortel Networks shall have the right to review Flextronics’ facilities, operations, and procedures as they relate to the Services at any reasonable time with adequate prior notice for purposes of determining compliance with the requirements of this Agreement. From time to time a Customer may request the right to review Flextronics’ facilities and operations for the purpose of qualification. Flextronics shall permit such reviews with notice of five (5) Business Days, provided that Flextronics does not consider the Customer to be a competitor of Flextronics, and such Customer signs an acceptable non-disclosure agreement. Flextronics shall not grant access to those areas of its facilities where Services are conducted to a Competitor of Nortel Networks without Nortel Networks’ express written permission.
25.2	Reporting
Flextronics shall provide Nortel Networks with the reports as set out in Schedule “A” to Exhibit “2” and Exhibit “3”.
25.3	Documentation
Flextronics shall maintain documentation and information relating to the Services and Orders, and updates thereto consistent with industry best practices, but in no event less than [ • ].
25.4	Audits
25.4.1	Agreement Compliance
Upon Nortel Networks’ prior reasonable request and at Nortel Networks’ cost, Flextronics shall cooperate in the audit of its records in the manner set forth below, for the purpose of confirming compliance with this Agreement. Nortel Networks may retain the services of a major,

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independent accounting firm, other than the accounting firm(s) employed as primary outside auditors of Nortel Networks’ or Flextronics (the “Accounting Firm”). In conducting any audit hereunder or in making a determination following such audit, the Accounting Firm shall be directed to take into consideration all relevant aspects of the matter being audited which may include, among other things, Service scope, volume levels, Service complexity, regulatory requirements, and Service costs for comparative purposes.
The Accounting Firm shall be required to maintain in confidence and not disclose to Nortel Networks any and all Confidential Information concerning the business, affairs and services of Flextronics that it may learn in the course of conducting its inspections, except to the extent that it discovers information indicating that Flextronics has violated its obligations under this Agreement; provided that in no event shall the Accounting Firm make disclosure to Nortel Networks of information relating to any customer of Flextronics. Flextronics agrees to permit the Accounting Firm to inspect any of Flextronics’ facilities where Flextronics’ records are located or stored, and to fully cooperate with such audits including, without limitation, giving the Accounting Firm full access to all such facilities and all records, documents, and personnel related to the Services. Nortel Networks shall give reasonable notice to Flextronics of its desire to conduct such an audit. Audits shall occur during normal business hours and, except when Nortel Networks in its sole discretion believes a violation of this Agreement has occurred, shall occur not more often than once in any twelve (12) month period.
[ • ]
25.4.2	Control & Security Compliance
Upon five (5) Business Days notice to Flextronics and during normal business hours, Nortel Networks shall be permitted to audit, inspect and/or verify relevant Flextronics’ operations and other areas of Service to confirm that (i) Flextronics is maintaining controls and security measures specific to Flextronics’ fulfillment of its obligations to Nortel Networks pursuant to this Agreement (ii) billings to Nortel Networks are correct, (iii) reports relating to Flextronics’ performance are complete and accurate, (iv) records relating to consigned inventory are accurate, complete, valid and appropriately valued, and (v) proof of shipping are accurate, complete and valid (‘Inspections’). Nortel Networks shall clearly state the nature of the Inspection being requested.
Such Inspections shall be limited to information that relates directly to Flextronics’ fulfillment of its obligations pursuant to this Agreement. Nortel Networks may conduct Inspections itself or with the assistance of a third party organization acceptable to Flextronics, provided that the third party organization executes a confidentiality agreement reasonably acceptable to Flextronics, at Nortel Networks expense, as appropriate. Inspections may be made as frequently as Nortel Networks reasonably deems appropriate.
Flextronics will provide to Nortel Networks and its respective auditors (including internal audit staff), inspectors, regulators, consultants and other representatives (collectively ‘Inspectors’) as Nortel Networks may from time to time designate in writing, reasonable access to, without limitation: (i) Flextronics’ facilities where the Services and/or operations are being performed;

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(ii) Flextronics’ personnel and subcontractors providing any of the Services/operations; and (iii) data and records, and (iv) operational or security audit reports and findings including remediation plans in the possession of Flextronics relating to any of the relevant Services and/or operations. Flextronics will provide such access to Inspectors upon reasonable written notice by Nortel Networks during regular business hours, provided that all such persons adhere to Flextronics’ customary security and safety policies and have executed a confidentiality agreement reasonably acceptable to Flextronics.
Upon request by Nortel Networks and with Flextronics’ prior consent, not to be unreasonably withheld, delayed or conditioned, Flextronics will assist and cooperate with Nortel Networks Inspectors in connection with Inspection functions, including the review and/or timely remediation of audit issues. Such cooperation shall extend to agreed Sarbanes Oxley regulatory compliance, as described below.
As the processes impacted by this Agreement and the Sarbanes Oxley rules and regulations for Section 404 compliance are more fully understood, both Flextronics and Nortel Networks will work together to determine the exact requirements needed to meet the Sarbanes Oxley Section 404 legislation. The Parties will work together to determine a reasonable, cost effective and mutually satisfactory solution to meet each Party’s compliance needs. Each Party will maximize the use of its own internal controls and internally available information to minimize the impact on the other Party.
All Inspections will be performed in a manner and frequency intended to minimize disruption to the Parties’ respective businesses.
25.5	Force Majeure
A Party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations (other than an obligation to pay money) under this Agreement, but only to the extent and only for the period that its performance of such obligations is prevented by circumstances of Force Majeure and provided that such Party shall have given prompt notice to the other Party. Such notice shall include a description of the nature of the event of Force Majeure, its cause, and its possible consequences. The Party claiming circumstances of Force Majeure shall promptly notify the other Party of the conclusion of the event.
25.6	Notices
All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile transmission with confirmation to the number specified below or personally delivered or sent by reputable overnight courier services (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other person, and with such other copy as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section:

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Nortel Networks:
Nortel Networks
3500 Carling Avenue
Ottawa, Ontario
Canada K2H 8E9
Attention: Vice President Supply Management
with a copy to:
NNL Corporate Secretary
8200 Dixie Road, Suite 100,
Brampton, Ontario
Canada L6T 5P6
Flextronics:
Flextronics Telecom Systems Ltd.
802 St. James Court,
St. Denis Street,
Port Louis,
Mauritius
Phone: 230 212 7600
Fax: 230 210 9168
Attention: President
With a copy to:
Flextronics International Inc.
Room 908, Dominion Centre,
43-59 Queen’s Road East, Wanchai, Hong Kong
Attention: President
with a copy to:
Corporate Legal Department at the address above
Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the Business Day after deposit with a reputable overnight courier service, as the case may be.
25.7	Independent Contractor
This Agreement shall not constitute Flextronics to be the agent or legal representative of Nortel Networks for any purpose and Flextronics shall not hold itself out as an agent of Nortel Networks other than as expressly provided in this Agreement. This Agreement creates no relationship of joint ventures, partners, associates, employment or principal and agent between the Parties, and both Parties are acting as independent contractors. Neither Party shall have the right to exercise any control or direction over the operations, activities, employees or agents of the other Party in connection with this Agreement. Other than as expressly permitted or provided elsewhere in this Agreement, Flextronics is not granted any right or authority to, and

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shall not attempt to, assume or create any obligation or responsibility for or on behalf of any Nortel Company or Affiliate. Flextronics shall have no authority to bind any Nortel Company or Affiliate to any contract, whether of employment or otherwise, and Flextronics shall bear all of its own expenses for its operations, including the compensation of its employees, contractors, representatives and agents and the maintenance of its offices, service, warehouse and transportation facilities. Flextronics shall be solely responsible for its own employees and sales people and for their omissions, acts and the things done by them. Other than as expressly permitted or provided elsewhere in this Agreement, Nortel Networks expressly disclaims any liability for any commitments on behalf of Nortel Networks made by Flextronics.
25.8	Contractor Responsible for its Contractors
Flextronics may subcontract Services only with Nortel Networks’ prior written approval, which approval may not be unreasonably withheld in Nortel Networks’ sole discretion. The approval by Nortel Networks of any subcontractor chosen by Flextronics shall in no way be construed to relieve Flextronics of any of its duties, responsibilities and obligations to Nortel Networks under this Agreement.
25.9	Assignment
Except as expressly set forth in this Agreement, neither this Agreement nor any license or rights hereunder, in whole or in part, shall be assignable or otherwise transferable whether by merger, operation of law or otherwise, without the prior written consent of the other Party. Any change of control in fact of a Party shall be deemed to constitute an assignment for the purposes of this Section.
Subject to the condition that Flextronics is satisfied, upon reasonable evidence, that such future assignee possesses sufficient creditworthiness and future assignee has accepted the assignment without reservation, NNL may assign this Agreement or any portion thereof (i) to any of NNL’s Subsidiaries or company of which NNL becomes a Subsidiary; or (ii) to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets to which this Agreement pertains, by purchase of stock, assets, merger, reorganization or otherwise, and which has assumed in writing or by operation of law its obligations under this Agreement. Any attempted assignment in violation of the provisions of this Section shall be void. In any assignment in case (ii) above, the person or entity into which NNL has merged or which has otherwise succeeded to all or substantially all of NNL’s business and assets, shall agree in writing to be bound by the terms of this Agreement.
Flextronics agrees to give NNL, to the extent legally permissible, notice of the direct or indirect acquisition by any entity of (1) shares in the capital of Flextronics or of any Subsidiary of Flextronics who is a party to this Agreement, if rights sufficient to elect a majority of the board of directors of such entity (pursuant to a shareholders agreement or otherwise) are attached to such shares or such Subsidiary of Flextronics ceases to be a Subsidiary of Flextronics, or (2) substantially all of the assets of Flextronics or of such Subsidiary of Flextronics.

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25.10	Severability
If any provision of this Agreement is held illegal, invalid or unenforceable by any competent authority in any jurisdiction, such illegality, invalidity or unenforceability shall not in any manner affect or render illegal, invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction, and such invalid or unenforceable provision shall be replaced for the purposes of the jurisdiction in which it is held to be illegal, invalid or unenforceable with an enforceable clause which most closely achieves the result intended by the invalid provision.
25.11	Governing Law
All issues and questions concerning the construction, validity, enforcement, interpretation and performance of this Agreement, the rights and obligations arising hereunder and any purchase made hereunder shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to the UNCITRAL Conventions on Contracts for the International Sale of Goods and without giving effect to any choice of law or conflict of law, rules or provisions (whether of such Province or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Ontario. In furtherance of the foregoing, the internal Laws of the Province of Ontario shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of Law or conflict of Law analysis, the substantive Law of some other jurisdiction would ordinarily apply.
IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.
25.12	Consent to Jurisdiction
The Parties hereto submit to and consent to the non-exclusive jurisdiction of Courts located in each Province within Canada.
25.13	Entire Agreement; Amendments
This Agreement, including all Exhibits and Schedules thereto, together with the MCMSA, the Asset Purchase Agreement and the Shared Services Agreement and the other transaction documents referenced therein, constitutes the entire agreement between the Parties pertaining to the subject matter thereof. This Agreement supersedes all prior agreements and understandings between the Parties, written or oral, with respect to such subject matter. No representation or statement of any kind made by a representative of either Party that is not stated in this Agreement shall be binding. The provisions of this Agreement may be amended or waived only

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by an instrument in writing signed by the authorized representatives of each Party, except as otherwise expressly provided in this Agreement.
25.14	Construction
Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.
Wherever the Agreement uses the expression “including” or “such as” or similar expressions denoting examples, such expressions shall be interpreted as being “without limitation”.
25.15	Headings
The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.
25.16	Time of Essence
Time shall be of the essence of this Agreement, except as otherwise expressly provided in this Agreement.
25.17	Agreement by All Contractor Entities
Flextronics has entered into this Agreement for and on behalf of itself and its Subsidiaries. Flextronics represents and warrants that it has full power and authority to negotiate this Agreement for itself and for and on behalf of each of its Subsidiaries.
25.18	Most Favoured Customer
[ • ]
25.19	Language
The Parties have requested that this Agreement and all documents contemplated thereby or relating thereto be drawn up in the English language. Les Parties ont requis que cette Convention ainsi que tous les documents qui y sont envisagés ou qui s’y rapportent soient rédigés en langue anglaise.
25.20	Counterparts
The Parties may execute this Agreement in two (2) or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have signed this Agreement by their duly authorized representatives, to be effective as of the Effective Date, although actually signed by the Parties on the dates below their respective signatures.

NORTEL NETWORKS LIMITED		FLEXTRONICS TELECOM SYSTEMS, LTD.

By:	/s/ CHAHRAM BOLOURI	By:	/s/ MANNY MARIMUTHU

Print Name: Chahram Bolouri		Print Name: Manny Marimuthu

Title:	President, Global Operations	Title:	Authorized Signatory

By:

Print Name:

Title:
[Signature page to Logistics Agreement]